Exhibit 10.38

MASTER SHAREHOLDER AGREEMENT IN RELATION TO MATARIKI FORESTS AUSTRALIA PTY LIMITED, MATARIKI FORESTRY GROUP AND MATARIKI FORESTS

Dated 15 July 2005

SAS Trustee Corporation

Deutsche Bank AG (Sydney Branch)

Deutsche Asset Management (Australia) Limited

Rayonier Canterbury LLC

Rayonier New Zealand Limited

Cameron and Company Limited

Matariki Forests Australia Pty Limited

Matariki Forestry Group

and

Matariki Forests

CONTENTS

1.	INTERPRETATION	2

2.	SUBSCRIPTION, ISSUE AND PAYMENT OF AUSCO SHARES	9

3.	SUBSCRIPTION, ISSUE AND PAYMENT OF HOLDCO SHARES	11

4.	SUBSCRIPTION, ISSUE AND PAYMENT OF TREECO SHARES	12

5.	NON-SATISFACTION OF CHH SPA CONDITIONS	13

6.	PROCEDURAL MATTERS FOLLOWING EXECUTION	14

7.	REIMBURSEMENT AND INDEMNITY	14

8.	GOVERNANCE	16

9.	FUNDING	17

10.	DEALING IN SHARES IN HOLDCO	18

11.	FURTHER PROVISIONS REGARDING DEALING IN SHARES	23

12.	WARRANTIES	25

13.	COMPLIANCE WITH THIS AGREEMENT AND THE CONSTITUTION	25

14.	DEFAULT IN RELATION TO HOLDCO	26

15.	LIQUIDATION	27

18.	GENERAL	28

SCHEDULE ONE		35

SUBSCRIPTION DETAILS		35

SCHEDULE TWO		36

	GOVERNANCE OF AUSCO	36

SCHEDULE THREE		39

	GOVERNANCE OF HOLDCO AND ITS SUBSIDIARIES	39

SCHEDULE FOUR		44

	ADDRESS DETAILS OF THE PARTIES	44

SCHEDULE FIVE		47

	FORM OF ACCESSION DEED	47

SCHEDULE SIX		49

	UNDERWRITING ARRANGEMENTS	49

i

AGREEMENT dated                              2005

PARTIES

SAS TRUSTEE CORPORATION, a statutory corporation established under the Superannuation Administration Act 1987 (NSW) (under its former name State Authorities Superannuation Board) and continued by the Superannuation Administration Act 1991 (NSW) and the Superannuation Administration Act 1996 (NSW) of c/- Level 21, 83 Clarence Street, Sydney, NSW 2000, Australia (STC);

DEUTSCHE BANK AG (SYDNEY BRANCH), having its registered office at Level 18, 225 George Street, Sydney, NSW 2000 (DBAG);

DEUTSCHE ASSET MANAGEMENT (AUSTRALIA) LIMITED having its registered office at Level 21, 83 Clarence Street, Sydney, NSW 2000 (DAM);

RAYONIER CANTERBURY LLC, a limited liability company incorporated in Delaware (RCL);

RAYONIER NEW ZEALAND LIMITED, a limited liability company incorporated in New Zealand having its registered office at Level 5, 49 Symonds Street, Auckland, New Zealand (RNZ);

CAMERON & COMPANY LIMITED, a limited liability company having its registered office at Level 12, HP tower, 171 Featherston Street, Wellington, New Zealand (CAM);

MATARIKI FORESTS AUSTRALIA PTY LIMITED, a limited liability company incorporated in Australia, having its registered office at C-RREEF Infrastructure, Level 21, 83 Clarence Street, Sydney NSW 2000, Australia (Ausco);

MATARIKI FOREST GROUP, an unlimited liability company incorporated in New Zealand having its registered office at Level 5,49 Symonds Street, Auckland, New Zealand (Holdco); and

MATARIKI FORESTS, an unlimited liability company incorporated in New Zealand having its registered office at Level 5, 49 Symonds Street, Auckland, New Zealand (Treeco).

BACKGROUND

(A)	STC is a client of RREEF Infrastructure (RREEF), the infrastructure business of DBAG. RCL is a Delaware incorporated limited liability company, wholly owned by Rayonier Inc (Rayonier). RREEF and Rayonier have procured the establishment of Holdco, a New Zealand incorporated unlimited liability company, in which Rayonier, STC and one or more other clients of RREEF intend to invest, either directly or indirectly, for the purpose of acquiring certain forestry assets currently owned by Carter Holt Harvey Limited (CHH Assets) and RNZ (RNZ Assets). CAM is a financial adviser to RREEF and RNZ.

(B)	STC will invest in Ausco, an Australian incorporated limited liability company. Rayonier will invest in Holdco through RCL. RCL will hold shares in Holdco directly. It has also agreed to subscribe for shares in Ausco, but this obligation may be exchanged for an obligation to subscribe for further shares in Holdco.

(C)	Pursuant to this agreement, STC, DBAG, RCL and CAM agree to subscribe for shares in Ausco in percentage proportions of 41.65%, 41.65% 16.21% and 0.49% respectively,

and Ausco and RCL agree to subscribe for shares in Holdco in percentage proportions of 60% and 40% respectively.

(D)	Each of DBAG, CAM and RCL have agreed to subscribe for shares in Ausco in an underwriting capacity, with the intention of transferring those obligations, or Ausco Shares or Holdco Shares issued pursuant to them, to new participants, who may be clients of RREEF.

(E)	Holdco has incorporated a wholly owned subsidiary (Treeco), a New Zealand incorporated unlimited liability company. Holdco shall subscribe for shares in Treeco. Treeco shall purchase the CHH Assets and the RNZ Assets. The purchase of the CHH Assets and RNZ Assets by Treeco shall be funded as follows:

(i)	by the payment of subscription moneys by Holdco to Treeco;

(ii)	by investor loans advanced by each of the Ausco Shareholders and RCL to Treeco; and

(iii)	by bank debt.

(F)	The CHH Assets and RNZ Assets, once purchased by Treeco, shall be managed by RNZ, pursuant to the Management Agreement.

(G)	The parties wish to enter into this master shareholder agreement to record their respective rights and obligations in relation to Ausco, Holdco and Treeco, including arrangements as to the sell down of DBAG, CAM and RCL’s subscription obligations in relation to Ausco, or the Ausco Shares or Holdco Shares resulting from such obligations.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions: In this agreement:

Acceptance Date has the meaning set out in clause 10.5.

Accession Deed means a deed substantially in the form attached as schedule five.

Adjustment Amount has the meaning set out in clause 9.1(a)(i).

Adjustment Notice has the meaning set out in clause 9.1(a)(i).

Aggregate First Ausco Subscription Amount means the aggregate of the First Ausco Subscription Amounts payable by the Ausco Subscribers to Ausco in accordance with clause 2.3.

Aggregate First Holdco Subscription Amount means the aggregate of the First Holdco Subscription Amounts payable by the Holdco Subscribers to Holdco in accordance with clause 3.3.

Aggregate Second Ausco Subscription Amount means the aggregate of the Second Ausco Subscription Amounts payable by the Ausco Subscribers to Ausco in accordance with clause 2.5.

Aggregate Second Holdco Subscription Amount means the aggregate of the Second Holdco Subscription Amounts payable by the Holdco Subscribers to Holdco in accordance with clause 3.5.

Auditor means the auditor of Ausco or Holdco (or a subsidiary of Holdco) for the time being.

Ausco Board means the board of directors of Ausco for the time being.

Ausco Constitution means the constitution of Ausco, as amended from time to time, and in the first instance means the Replaceable Rules, as that term is defined in the Corporations Act.

Ausco Share means any ordinary share in Ausco.

Ausco Subscribers means the parties listed in Part A of schedule one, as amended in accordance with clause 5.7 of schedule 6.

Ausco Shareholders means the holders of Ausco Shares.

Ausco Subscription Shares means:

(a)	in relation to an Ausco Subscriber, the number of Ausco Shares for which it is subscribing pursuant to clauses 2.3 and 2.5; and

(b)	together, the Ausco Shares issued and allotted pursuant to this agreement.

Holdco Board means the board of directors of Holdco for the time being.

BNZ means Bank of New Zealand.

Business Day means any day (other than a Saturday) when banks in Auckland, New Zealand are open for the transaction of normal business.

Buyer has the meaning set out in clause 10.6.

CHH means Carter Holt Harvey Limited.

CAM Transaction Fee means the transaction fee payable to CAM (on a post tax basis) pursuant to the engagement letter between CAM, RREEF and RNZ dated 20 June 2005.

CHH Assets means the assets being transferred pursuant to the CHH SPA.

CHH SPA means the agreement for the sale and purchase of the CHH Assets between CHH and Treeco, in the form agreed by CHH, RREEF and Rayonier.

Class means the Holdco Class A Shares or the Holdco Class B Shares as the context requires.

Companies Act means the Companies Act 1993 (New Zealand).

Corporations Act means the Corporations Act 2001 (Australia).

Debt Commitment means, in relation to an Ausco Shareholder or RCL, that party’s Commitment under, and as defined in, the Investor Loan Facility.

Deed of Indemnity means the deed of indemnity to be executed by RNZ in favour of BNZ in relation to:

(a)	RNZ’s obligation to pay BNZ all amounts that BNZ is called on to pay CHH under the LC; and

(b)	LC Costs.

Defaulting Ausco Shareholder has the meaning set out in clause 7.2(b).

Defaulting Holdco Shareholder has the meaning set out in clause 14.1.

Drawdown Notice means a drawdown notice deliverable by Treeco to BNZ under the Senior Facility Agreement.

Equity Proportion means, at any time, in relation to an Ausco Subscriber:

(a)	the percentage proportion of Ausco Shares for which that Ausco Subscriber is obliged to subscribe pursuant to clause 2; or

(b)	if the Ausco Subscription Shares have been issued by Ausco in accordance with clause 2, the percentage proportion of Ausco Shares that Ausco Shareholder holds,

(such percentage proportion being, for the purpose of this definition, that Ausco Subscriber’s Interest)

provided that so long as CAM is an Ausco Subscriber, its Interest shall be excluded from the calculation of any Ausco Subscriber’s Equity Proportion.

Event of Default has the meaning set out in clause 14.2.

Fair Value means fair market value, determined in accordance with clause 10.17.

First Ausco Subscription Amount means, in respect of an Ausco Shareholder, the dollar amount specified as the First Ausco Subscription Amount in the First Ausco Subscription Notice.

First Ausco Subscription Notice means the notice issued by the Ausco Board in accordance with clause 2.2.

First Ausco Subscription Satisfaction Date means the date specified as such in the First Ausco Subscription Notice.

First Ausco Subscription Satisfaction Notice means the notice issued by the Ausco Board in accordance with clause 2.3(b).

First Holdco Subscription Amount means:

(a)	in relation to Holdco Class A Shareholders, a sum equal to the Aggregate First Ausco Subscription Amount; and

(b)	in relation to Holdco Class B Shareholders, a sum (RCL First Subscription Amount) calculated in accordance with the following formula:

A = (B ÷ C) x D

Where:

A = RCL First Subscription Amount

B = Aggregate First Ausco Subscription Amount

C = 6

D = 4

First Holdco Subscription Satisfaction Notice means the notice issued by the Holdco Board in accordance with clause 3.3(b).

First Treeco Subscription Amount means a sum equivalent to the Aggregate First Holdco Subscription Amount.

Forestry Assets means the CHH Assets and the RNZ Assets collectively.

Forestry Rights means the forestry licences to be entered into by CHH and Treeco pursuant to the CHH SPA, in the form agreed by CHH, RREEF and Rayonier.

Holdco Class A Directors means the directors appointed to Holdco by the Holdco Class A Shareholders, in accordance with clause 2.1(a) of schedule three.

Holdco Class A Shares mean the ordinary shares in Holdco issued or to be issued to the Holdco Class A Subscribers.

Holdco Class A Shareholders means the holders of Holdco Class A Shares from time to time.

Holdco Class A Subscribers means the parties identified as such in Part B of schedule one.

Holdco Class B Directors means the directors appointed to Holdco by the Holdco Class B Shareholders, in accordance with clause 2.1(b) of schedule three.

Holdco Class B Shares mean the ordinary shares in Holdco issued or to be issued to the Holdco Class B Subscribers.

Holdco Class B Shareholders means the holders of Holdco Class B Shares from time to time.

Holdco Class B Subscribers means the parties identified as such in Part B of schedule one.

Holdco Constitution means the constitution of Holdco, as amended from time to time.

Holdco Share means any ordinary share in Holdco, of whatever Class.

Holdco Shareholders means the holders of Holdco Shares from time to time.

Holdco Subscribers means the parties listed in Part B of schedule one.

Holdco Subscription Shares means:

(a)	in relation to a Holdco Subscriber, the number of Holdco Shares for which it is subscribing pursuant to clauses 3.3 and 3.5, and

(b)	together, the Holdco Shares issued and allotted pursuant to this agreement.

Intercreditor Deed means the intercreditor deed to be entered into between the parties to the Senior Facility Agreement, the Ausco Shareholders and RCL.

Investment Agreement means any investment management agreement between RREEF and an Ausco Shareholder or Holdco Shareholder, pursuant to which RREEF manages that party’s investment in Ausco or Holdco.

Investor Loan Facility means the investor loan facility agreement between the Ausco Subscribers, RCL and Treeco, dated on or around the date of this agreement.

LC means the letter of credit for $25,000,000 issued or to be issued by BNZ to CHH as security for certain obligations of Treeco under the CHH SPA.

LC Costs means all costs, losses, expenses and liabilities of any other kind payable by RNZ under the Deed of Indemnity, excluding the LC Fee.

LC Fee means the initial fee of $10,000 payable by RNZ to BNZ pursuant to clause 3(a) of the Deed of Indemnity, and any additional fee payable by RNZ to BNZ under the Deed of Indemnity.

LC Parties means the Ausco Subscribers (other than RCL), and LC Party means any one of them as the context requires.

Log Supply Agreements means the log supply agreements to be entered into by Treeco and CHH pursuant to the CHH SPA, in the form agreed by CHH, RREEF and Rayonier.

Management Agreement means the management agreement in the form agreed between RREEF and Rayonier.

Memorandum of Understanding means the memorandum of understanding entered into by RNZ and RREEF on 23 May 2005.

Non-Defaulting Holdco Shareholder has the meaning set out in clause 14.1.

Principal Completion Date means the date of Principal Completion under, and as defined in, the CHH SPA.

Regional Condition means the Regional Condition under, and as defined in, the CHH SPA.

Regional Unconditional Date means the date on which the Regional Condition is waived or satisfied, in accordance with the terms of the CHH SPA.

Regional Completion Date means the date of Delayed Completion under, and as defined in, the CHH SPA.

Relevant Proportion means the percentage proportion of the interest that each of the Ausco Subscribers and RCL holds (directly or indirectly) in Holdco from time to time, provided that so long as CAM is an Ausco Subscriber, its Interest shall be excluded from the calculation of any party’s Relevant Proportion.

RNZ Assets means the assets being transferred pursuant to the RNZ SPA.

RNZ Completion means Completion under, and as defined in, the RNZ SPA.

RNZ GSA means the general security agreement to be executed by RNZ, in favour of BNZ, to secure the Deed of Indemnity.

RNZ SPA means the agreement for the sale and purchase of the RNZ Assets between RNZ and Treeco, in the form agreed by RREEF and Rayonier.

RREEF Client means a client of RREEF who has signed or will sign an Investment Agreement, or a member of the Deutsche Bank group.

Sale Notice has the meaning set out in clause 10.4.

Sale Interest has the meaning set out in clause 10.4.

Sale Shares has the meaning set out in clause 10.17.

Second Ausco Subscription Amount means, in respect of an Ausco Shareholder, the dollar amount specified as the Second Ausco Subscription Amount in the Second Ausco Subscription Notice.

Second Ausco Subscription Notice means the notice issued by the Ausco Board in accordance with clause 2.4.

Second Ausco Subscription Satisfaction Date means the date specified as such in the Second Ausco Subscription Notice.

Second Ausco Subscription Satisfaction Notice means the notice issued by the Ausco Board in accordance with clause 2.5(b).

Second Holdco Subscription Amount means:

(a)	in relation to Holdco Class A Shareholders, a sum equal to the Aggregate Second Ausco Subscription Amount; and

(b)	in relation to Holdco Class B Shareholders, a sum (RCL Second Subscription Amount) calculated in accordance with the following formula:

A = (B ÷ C) x D

Where:

A = RCL Second Subscription Amount

B = Aggregate Second Ausco Subscription Amount

C = 6

D = 4

Second Holdco Subscription Satisfaction Notice means the notice issued by the Holdco Board in accordance with clause 3.5(b).

Second Treeco Subscription Amount means a sum equivalent to the Aggregate Second Holdco Subscription Amount.

Seller has the meaning set out in clause 10.4.

Senior Facility Agreement means the Senior Facility Agreement to be entered into between Treeco, BNZ and others.

Subscription Date means the First Ausco Subscription Satisfaction Date.

Tag Along Notice has the meaning set out in clause 10.16.

Tag Along Party has the meaning set out in clause 10.16.

Transaction Conditions means the Transaction Conditions under, and as defined in, the CHH SPA.

Transaction Unconditional Date means the date on which the last of the Transaction Conditions are waived or satisfied, in accordance with the terms of the CHH SPA.

Treeco Board means the board of directors of Treeco for the time being.

Treeco Constitution means the constitution of Treeco, as amended from time to time.

Treeco GSA means the general security agreement to be executed by Treeco, in favour of BNZ and others, to secure the Senior Facility Agreement.

Treeco Share means any ordinary share in Treeco.

Treeco Subscription Shares means the Treeco Shares for which Holdco is to subscribe pursuant to clause 4.

Tree Stock Supply Agreement means the tree stock supply agreement to be entered into by Treeco and CHH pursuant to the CHH SPA, in the form agreed by CHH, RREEF and Rayonier.

Trustee means any person that is at any time a party to this Agreement in its capacity as trustee of a trust, other than STC.

1.2	Interpretation: In this agreement, a reference to:

(a)	a subsidiary or holding company or related company shall be construed in accordance with sections 2(3) and 5 of the Companies Act;

(b)	the singular includes the plural and vice versa;

(c)	a statutory provision includes a reference to:

(i)	the statutory provision as modified or re-enacted or both from time to time (whether before or after the date of this agreement); and

(ii)	any subordinate legislation made under the statutory provision (whether before or after the date of this agreement);

(d)	persons includes a reference to any body corporate, unincorporated association or partnership;

(e)	a person includes a reference to that the person’s legal personal representatives or successors;

(f)	a clause or schedule, unless the context otherwise requires, is a reference to a clause or schedule to this agreement;

(g)	references to $ are to New Zealand dollars, unless otherwise specified.

1.3	Schedules: The schedules form part of this agreement and shall have the same force and effect as if set out in the body of this agreement, and references to this agreement include the schedules.

1.4	Headings: The headings in this agreement shall not affect the interpretation of this agreement.

1.5	Trustee Limitation:

(a)	Subject to clause 1.5(c), no Trustee will be liable to pay or satisfy any obligations or liabilities under this Agreement other than out of assets of the relevant trust (Trust) in respect of which that Trustee has entered into this Agreement and in no circumstances will that Trustee be called upon or liable to satisfy any of those obligations or liabilities out of its personal assets;

(b)	Subject to clause 1.5(c), each party to this Agreement may only enforce its rights against a Trustee to the extent of that Trustee’s right of indemnity out of the assets held by it in respect of the relevant Trust; and

(c)	The limitation of liability recorded in clauses 1.5(a) and (b) above shall not apply if and to the extent that the Trustee does not have or has lost (as a result of the Trustee’s wilful breach of trust, fraud or gross negligence) a right of indemnity out of the assets held by it in respect of the relevant Trust.

1.6	STC Limitation of Liability: Each party to this agreement acknowledges that:

(i)	STC is a statutory entity constituted pursuant to the Superannuation Administration Act 1996 (NSW) (Act); and

(ii)	STC is entitled to the statutory indemnity and limitation of liability provided in the Act and in other Acts of Parliament referred to in the Act.

2.	SUBSCRIPTION, ISSUE AND PAYMENT OF AUSCO SHARES

2.1	Subscription for Ausco Shares: Each Ausco Subscriber agrees to subscribe for, and Ausco agrees to issue, the Ausco Subscription Shares:

(a)	in the percentage proportions set out in Part A of schedule one; and

(b)	in accordance with the terms of this agreement; and

(c)	otherwise on and subject to the terms set out in the Ausco Constitution.

2.2	First Ausco Subscription: As soon as is practicable following the Transaction Unconditional Date, Ausco shall issue each Ausco Subscriber with a notice (First Ausco Subscription Notice), which notice shall specify:

(a)	the Australian dollar amount of the First Ausco Subscription Amount;

(b)	the number of Ausco Subcription Shares to be issued to that Ausco Subscriber (being one Ausco Share per Australian dollar payable pursuant to clause 2.2(a)); and

(c)	the date by which the First Ausco Subscription Amount must be satisfied by the Ausco Subscribers, being the Business Day prior to the Principal Completion Date (First Ausco Subscription Satisfaction Date).

2.3	Satisfaction of First Ausco Subscription Amount:

(a)	Subject to clause 2.8, each Ausco Subscriber shall satisfy the First Ausco Subscription Amount on or before the First Ausco Subscription Satisfaction Date, by payment in immediately available funds to the bank account nominated by Ausco.

(b)	Upon receipt of the First Ausco Subscription Amount from each Ausco Subscriber, in accordance with clause 2.3(a), Ausco shall immediately:

(i)	notify the Holdco Subscribers and Holdco in writing that the First Ausco Subscription Amount has been paid (First Ausco Subscription Satisfaction Notice); and

(ii)	issue and allot to each Ausco Subscriber the number of fully paid Ausco Subscription Shares specified in the First Ausco Subscription Notice.

2.4	Second Ausco Subscription: As soon as is practicable following the Regional Unconditional Date, Ausco shall issue each Ausco Subscriber with a notice (Second Ausco Subscription Notice), which notice shall specify:

(a)	The Australian dollar amount of the Second Ausco Subscription Amount;

(b)	The number of Ausco Subcription Shares to be issued to that Ausco Subscriber (being one Ausco Share per Australian dollar payable pursuant to clause 2.4(a); and

(c)	The date by which the Second Ausco Subscription Amount must be satisfied by the Ausco Subscribers, being the Business Day prior to the Regional Completion Date (Second Ausco Subscription Satisfaction Date).

2.5	Satisfaction of Second Ausco Subscription Amount:

(a)	Subject to clause 2.8, each Ausco Subscriber shall satisfy the Second Ausco Subscription Amount on or before the Second Ausco Subscription Satisfaction Date, by payment in immediately available funds to a bank account nominated by Ausco.

(b)	Upon receipt of the Second Ausco Subscription Amount from each Ausco Subscriber in accordance with clause 2.5(a), Ausco shall immediately:

(i)	notify Holdco and RCL in writing that the Second Ausco Subscription Amount has been paid (Second Ausco Subscription Satisfaction Notice); and

(ii)	issue and allot to each Ausco Subscriber the number of fully paid Ausco Subscription Shares specified in the Second Ausco Subscription Notice.

2.6	Regional Condition satisfied early: The Ausco Subscribers and Ausco acknowledge that the Regional Condition may be satisfied or waived, in accordance with the terms of the CHH SPA, on or before the Transaction Unconditional Date, in which case the CHH SPA may be wholly unconditional on the Transaction Unconditional Date. If this occurs, the provisions of clause 2.4 and 2.5 shall not apply.

2.7	Issue of Ausco Shares: When Ausco is required to issue Ausco Subscription Shares to any party pursuant to this clause 2, Ausco will:

(a)	issue and allot those Ausco Subscription Shares as fully paid, in accordance with the Corporations Act; and

(b)	ensure that each Ausco Subscriber is registered as the holder of its Ausco Subscription Shares, by procuring the Ausco Board to enter that Ausco

Shareholder’s name in the share register of Ausco in relation to its Ausco Subscription Shares.

2.8	Satisfaction of Ausco subscription moneys by CAM: To the extent that CAM is required to pay a sum to Ausco in accordance with clauses 2.3(a) or 2.5(a) (Subscription Payment), upon that Subscription Payment becoming payable in accordance with clause 2.3(a) or 2.5(a), as the case may be, CAM shall be deemed to have satisfied that Subscription Payment, by RREEF and RNZ deducting an amount equal to that Subscription Payment from the CAM Transaction Fee.

2.9	Acknowledgement regarding CAM: The parties to this agreement acknowledge that CAM is a lender under the Investor Loan Facility. To the extent that CAM is required to advance a loan to Treeco under the Investor Loan Facility, CAM shall be deemed to have satisfied that obligation to advance, by RREEF and RNZ deducting an amount equal to that advance from the CAM Transaction Fee, and Treeco irrevocably acknowledges that such deduction shall satisfy in full CAM’s obligation to advance under the Investor Loan Facility.

2.10	Buyback of initial Ausco Share: At the same time that Ausco issues Ausco Shares pursuant to clause 2.3(b)(ii), it shall buy back, for no consideration, the initial Ausco Share held by RNZ. All Ausco subscribers unconditionally agree to consent to this buyback pursuant to relevant provisions of the Corporations Act and this agreement.

3.	SUBSCRIPTION, ISSUE AND PAYMENT OF HOLDCO SHARES

3.1	Subscription for Holdco Shares: Each Holdco Subscriber agrees to subscribe for, and Holdco agrees to issue the Holdco Subscription Shares:

(a)	in the percentage proportions set out in Part B of schedule one;

(b)	in accordance with the terms of this agreement; and

(c)	otherwise on and subject to the terms set out in the Holdco Constitution.

3.2	First Holdco Subscription Amount payable: The First Holdco Subscription Amount shall become payable by each Holdco Subscriber to Holdco on the First Ausco Subscription Satisfaction Date.

3.3	Satisfaction of First Holdco Subscription Amount:

(a)	Ausco shall satisfy the First Holdco Subscription Amount by payment of immediately available funds to the bank account nominated by Holdco, immediately upon receipt of the First Ausco Subscription Satisfaction Notice.

(b)	RCL shall satisfy the First Holdco Subscription Amount by payment of immediately available funds to the bank account nominated by Holdco immediately upon RNZ Completion occurring, provided that if RNZ Completion has not occurred as a consequence of:

(i)	a breach of the RNZ SPA by RNZ, or

(ii)	a breach by BNZ under the Senior Facility Agreement

this clause 3.3(b) shall not apply to release RCL from its obligation to satisfy the First Holdco Subscription Amount.

(c)	Upon receipt of the First Holdco Subscription Amount from each Holdco Subscriber, Holdco shall immediately:

(i)	notify Treeco in writing that the First Holdco Subscription Amount has been paid (First Holdco Subscription Satisfaction Notice); and

(ii)	issue and allot to each Holdco Subscriber one fully paid Holdco Subscription Share for each dollar paid by it pursuant to clause 3.3(a) or 3.3(b), as the case may be.

3.4	Second Holdco Subscription Amount payable: The Second Holdco Subscription Amount shall become payable by each Holdco Subscriber to Holdco on the Regional Completion Date.

3.5	Satisfaction of Second Holdco Subscription Amount:

(a)	Each Holdco Subscriber shall satisfy the Second Holdco Subscription Amount by payment of immediately available funds to the bank account nominated by Holdco on the Regional Completion Date.

(b)	Upon receipt of the Second Holdco Subscription Amount from each Holdco Subscriber, Holdco shall immediately:

(i)	notify Treeco in writing that the Second Holdco Subscription Amount has been paid (Second Holdco Subscription Satisfaction Notice); and

(ii)	issue and allot to each Holdco Subscriber one fully paid Holdco Subscription Share for each dollar payable by it pursuant to clause 3.5(a).

3.6	Regional Condition satisfied early: If clause 2.6 applies, clauses 3.4 and 3.5 shall not apply.

3.7	Issue of Holdco Shares: When Holdco is required to issue Holdco Subscription Shares to any party pursuant to this clause 3, Holdco will:

(a)	issue and allot those Holdco Subscription Shares fully paid in accordance with the Companies Act; and

(b)	ensure that each Holdco Subscriber is registered as the holder of its Holdco Subscription Shares, by procuring the Holdco Board to enter that Holdco Subscriber’s name in the share register of Holdco in relation to its Holdco Subscription Shares.

4.	SUBSCRIPTION, ISSUE AND PAYMENT OF TREECO SHARES

4.1	Subscription for Treeco Shares: Holdco agrees to subscribe for, and Treeco agrees to issue the Treeco Subscription Shares:

(a)	in accordance with the terms of this agreement; and

(b)	otherwise on and subject to the terms set out in the Treeco Constitution.

4.2	First Treeco Subscription Amount payable: The First Treeco Subscription Amount shall become due and payable by Holdco upon the receipt by Holdco of the First Holdco

Subscription Amount from all Holdco Shareholders in accordance with clause 3.3(a) or 3.3(b) as the case may be.

4.3	Satisfaction of First Treeco Subscription Amount: Holdco shall satisfy the First Treeco Subscription Amount by payment of immediately available funds to the bank account nominated by Treeco. Immediately upon receipt of the First Treeco Subscription Amount, Treeco shall issue and allot to Holdco one fully paid Treeco Subscription Share for each dollar payable by Holdco to Treeco pursuant to this clause 4.

4.4	Second Treeco Subscription Amount payable: The Second Treeco Subscription Amount shall become due and payable by Holdco to Treeco upon the receipt by Holdco of the Second Holdco Subscription Amount from all Holdco Shareholders in accordance with clause 3.5(a).

4.5	Satisfaction of Second Treeco Subscription Amount: Holdco shall satisfy the Second Treeco Subscription Amount by payment of immediately available funds to the bank account nominated by Treeco. Immediately upon receipt of the Second Treeco Subscription Amount, Treeco shall issue and allot to Holdco one fully paid Treeco Subscription Share for each dollar payable by Holdco to Treeco pursuant to this clause.

4.6	Regional Condition satisfied early: If clause 2.6 applies, clauses 4.4 and 4.5 shall not apply.

4.7	Issue of Treeco Subscription Shares: When Treeco issues Treeco Subscription Shares to Holdco pursuant to this clause four, Treeco will:

(a)	issue and allot those Treeco Subscription Shares fully paid in accordance with the Companies Act; and

(b)	ensure that Holdco is registered as the holder of its Treeco Subscription Shares, by procuring the Treeco Board to enter Holdco’s name in the share register of Treeco in relation to its Treeco Subscription Shares.

5.	NON-SATISFACTION OF CHH SPA CONDITIONS

5.1	Process if CHH SPA not declared unconditional: If the Transaction Conditions are not satisfied or waived in accordance with the terms of the CHH SPA, and subject to each of the Ausco Subscribers and Ausco having fully complied with any obligation it may have pursuant to clause 7, then:

(a)	each Ausco Shareholder shall sell, and Ausco shall purchase, its Ausco Subscription Shares, for no consideration;

(b)	each Holdco Shareholder shall sell, and Holdco shall purchase, its Holdco Subscription Shares, for no consideration;

(c)	Holdco shall sell, and Treeco shall purchase, its Treeco Subscription Shares, for no consideration, and

(d)	the Ausco Shares, Holdco Shares and Treeco Shares repurchased in accordance with clauses 5.1(a) to (c) shall be cancelled by Ausco, Holdco and Treeco respectively.

5.2	Liquidation: Upon each of Ausco, Holdco and Treeco complying with its obligations under clause 5.1(d):

(a)	Holdco shall immediately procure the liquidation of Treeco;

(b)	the remaining Holdco Shareholders shall immediately procure the liquidation of Holdco; and

(c)	the remaining Ausco Shareholders shall immediately procure the liquidation of Ausco.

6.	PROCEDURAL MATTERS

6.1	Execution of documents: Immediately following execution of this agreement (for the avoidance of doubt, on the same day):

(a)	Treeco and RNZ shall execute the Management Agreement;

(b)	Treeco and RNZ shall execute the RNZ SPA;

(c)	Each of the Ausco Shareholders, RCL and Treeco shall execute the Investor Loan Facility and the Intercreditor Deed;

(d)	Treeco shall execute the CHH SPA, the Senior Facility Agreement the Treeco GSA, the Log Supply Agreements, the Tree Stock Supply Agreement and the Foresty Rights; and

(e)	RNZ shall execute the the Deed of Indemnity and the RNZ GSA.

6.2	Issue of Drawdown Notice: Immediately upon receipt of the First Treeco Subscription Amount, Treeco shall issue a Drawdown Notice to BNZ, for such an amount as it requires to complete the CHH SPA and RNZ SPA in accordance with the terms of those agreements.

7.	REIMBURSEMENT AND INDEMNITY

7.1	Indemnity: Subject to clause 7.2, 7.3 and 7.4, each Ausco Subscriber (excluding RCL and CAM):

(a)	shall pay to RNZ on demand an amount equal to its Relevant Proportion of the amount which RNZ is obliged to pay under or in connection with the Deed of Indemnity; and

(b)	hereby indemnifies RNZ, in each case to the extent of its Relevant Proportion, from and against all amounts payable by RNZ under or in connection with the Deed of Indemnity.

7.2	Proportionate liability under Deed of Indemnity: Each LC Party agrees that, if RNZ becomes obliged to pay an amount to BNZ under the Deed of Indemnity by reason of a failure of Treeco to satisfy its obligation to complete the CHH SPA on the Principal Completion Date and that failure to complete:

(a)	was directly attributable to RCL failing to comply with:

(i)	its obligation pursuant to clause 3.3(b); and/or

(ii)	its obligation to advance money to Treeco on the date and otherwise on the terms set out in the Investor Loan Facility,

then RNZ shall be obliged to pay in full, without any recourse to any Ausco Subscriber or any other party to this agreement, all amounts payable to BNZ under or in connection with the Deed of Indemnity; or

(b)	was directly attributable to one or more Ausco Subscribers (each a Defaulting Ausco Subscriber) failing to comply with:

(i)	its obligation pursuant to clause 2.3(a); and/or

(ii)	its obligations to advance money to Treeco on the date and otherwise on the terms set out in the Investor Loan Facility,

then that (or each, as the case may be) Defaulting Ausco Subscriber shall be obliged to pay to RNZ on demand an amount equal to the result of the following formula:

A =	EP	x Y
AEP

where:

A	is the amount payable by that Defaulting Ausco Subscriber to RNZ on demand;

EP	is the Equity Proportion of that Defaulting Ausco Subscriber;

AEP	is the aggregate Equity Proportion of all Defaulting Ausco Subscribers; and

Y	is the amount payable by RNZ to BNZ under or in connection with the Deed of Indemnity.

(c)	was directly attributable to:

(i)	one or more Ausco Subscribers, (each a Defaulting Ausco Subscriber), failing to comply with:

(A)	its obligations pursuant to clause 2.3(a) and/or

(B)	its obligation to advance money to Treeco on the date and otherwise on the terms set out in the Investor Loan Facility, and

(ii)	RCL failing to comply with:

(A)	its obligations pursuant to clause 3.3(b); and/or

(B)	its obligation to advance money to Treeco on the date and otherwise on the terms set out in the Investor Loan Facility,

then that (or each, as the case may be) Defaulting Ausco Subscriber shall be obliged to pay to RNZ on demand an amount equal to the result of the following formula:

A=	RP	x Y
ARP

where:

A	is the amount payable by that Defaulting Ausco Subscriber to RNZ on demand;

RP	is the Relevant Proportion of that Defaulting Ausco Subscriber;

ARP	is the aggregate Relevant Proportion of all Defaulting Ausco Subscribers and RCL; and

Y	is the amount payable by RNZ to BNZ under or in connection with the Deed of Indemnity.

7.3	Exclusion: If:

(a)	each Ausco Subscriber has complied with its obligations pursuant to clause 2.3(a); and

(b)	RCL has complied with its obligations 3.3(b),

but Ausco has failed to satisfy its obligation pursuant to clause 3.3(a), then Ausco shall pay to RNZ on demand an amount equal to the amount which RNZ is obliged to pay under or in connection with the Deed of Indemnity and hereby indemnifies RNZ upon demand from and against all amounts payable under or in connection with the Deed of Indemnity.

7.4	Further indemnity: Without prejudice to clause 7.2, each Defaulting Ausco Subscriber hereby indemnifies RNZ from and against all costs, losses, expenses and liabilities of any kind incurred by RNZ under or in connection with the Deed of Indemnity by reason of a failure by that Defaulting Ausco Subscriber to comply with its obligations under clause 7.2(b) or 7.2(c), as applicable. If this clause applies, each Defaulting Ausco Subscriber shall be obliged to pay to RNZ an amount on demand equal to the result of the formula set out in clauses 7.2(b) or 7.2(c), as the case may be.

7.5	Certificate: A certificate of:

(a)	any officer of RNZ, certifying the amount which RNZ is required to pay BNZ under the Deed of Indemnity shall, in the absence of manifest error, be conclusive evidence of that amount; and

(b)	any officer of Ausco, certifying any failure by an Ausco Subscriber to comply with any of the obligations referred to in clauses 7.2(b) or 7.2(c) shall, in the absence of manifest error, be conclusive evidence of that failure.

7.6	Exclusion regarding CAM: For the avoidance of doubt, CAM may not be classified as a Defaulting Ausco Subscriber for the purpose of clause 7.2(b), 7.2(c) or 7.3.

7.7	Delivery of certificate: Ausco shall, immediately upon becoming aware of any failure by an Ausco Subscriber to comply with the obligations referred to in clauses 7.2(b) or 7.2(c), send to RNZ and to each other Ausco Subscriber the certificate referred to in clause 7.5(b).

7.8	Obligations of Ausco Subscribers: The obligations of each Ausco Subscriber and RCL under this clause 7 shall be unconditional and shall not be subject to any reduction, termination or other impairment by any set-off, deduction, counterclaim, agreement, defence or otherwise, and no Ausco Subscriber, nor RCL, shall be released from its obligations under this clause 7 for any reason whatsoever. The liability of each Ausco Subscriber under this clause 7 shall be several.

7.9	Variation of LC: RNZ shall not agree to amend the terms of the LC or the LC Facility Letter without obtaining the prior written consent of Ausco and each Ausco Subscriber.

8.	GOVERNANCE

8.1	Ausco governance: Ausco shall be governed in accordance with the provisions set out in schedule two, and otherwise in accordance with the Ausco Constitution.

8.2	Holdco governance: Holdco shall be governed in accordance with the provisions set out in schedule three, and otherwise in accordance with the Holdco Constitution.

8.3	Treeco governance: Treeco shall be governed in accordance with the provisions set out in schedule three, and otherwise in accordance with the Treeco Constitution.

9.	FUNDING

9.1	Adjustment provisions under CHH SPA and RNZ SPA: The Ausco Shareholders, Holdco Shareholders and Holdco acknowledge that each of the RNZ SPA and the CHH SPA contain purchase price adjustment provisions that may result in Treeco being required to pay further sums by way of purchase price adjustments, or apportionment adjustments, to CHH or RNZ (as the case may be), or CHH or RNZ (as the case may be) refunding a portion of the purchase price or apportionments paid by Treeco. The Ausco Shareholders, Ausco, the Holdco Shareholders, Holdco and Treeco agree as follows:

(a)	If Treeco is required to make a payment to the Vendor as an adjustment to the purchase price under the SPA:

(i)	Treeco shall immediately give notice to Holdco and the Holdco Shareholders and the Ausco Shareholders (Adjustment Notice) of the amount required to be paid (Adjustment Amount);

(ii)	Each Holdco Shareholder shall pay to Treeco, within 8 Business Days from the date of the Adjustment Notice, a portion of the Adjustment Amount pro rata in proportion to that Holdco Shareholder’s Holdco Shares and Holdco shall as soon as is practicable issue further Holdco Shares to each Holdco Shareholder in consideration for such payment (on the basis of one share for each dollar amount payable) pro rata in proportion to each Holdco Shareholder’s shareholding in Holdco;

(iii)	Following payment by each Holdco Shareholder in accordance with clause 9.1(a)(ii), Holdco shall immediately pay to Treeco the Adjustment Amount, and Treeco shall, as soon as is practicable, issue further Treeco Shares to Holdco, in consideration for such payment;

(iv)	In order that Ausco can comply with subclause 9.1(a)(ii), each Ausco Shareholder shall, within 5 Business Days from the date of the Adjustment Notice, pay to Ausco a portion of the Adjustment Amount payable by Ausco to Treeco (in accordance with clause 9.1(a)(ii)) pro rata in proportion to that Ausco Shareholder’s shareholding in Ausco and Ausco shall as soon as is practicable issue further Ausco Shares to each Holdco Shareholder in consideration for such payment (on the basis of one share for each dollar payable) pro rata in proportion to each Ausco Shareholder’s shareholding in Ausco.

(b)	If Treeco receives a refund from the Vendor by way of an adjustment to the purchase price under the SPA, this sum shall be retained by Treeco and utilised as working capital.

9.2	For the purpose of this clause 9.1, Vendor means CHH or RNZ, as the case may be, and SPA means the CHH SPA or RNZ SPA, as the case may be.

9.3	Satisfaction of Adjustment Amount by CAM: To the extent that CAM is required to make a payment to Ausco in accordance with clause 9.1(a)(iv), CAM shall be deemed to have satisfied that payment, by RREEF and RNZ deducting an amount equal to that payment from the CAM Transaction Fee.

9.4	Further funding: Save as set out in clause 9.1:

(a)	No Ausco Shareholder shall be obligated to provide any further funding to Ausco upon complying with its obligations pursuant to clause 2.3(a) and (if applicable) 2.5(a).

(b)	No Holdco Shareholder shall be obligated to provide any further funding to Holdco upon complying with its obligations pursuant to clause 3.3(a) or 3.3(b), as the case may be, and (if applicable) 3.5(a).

9.5	Liability of CAM to pay cash: Notwithstanding anything in this agreement, CAM shall not, at any time, be obliged to make any cash payment to any party to this agreement in relation to any matters contained in this agreement.

10.	DEALING IN SHARES IN HOLDCO

10.1	Grant of security, etc: No Holdco Shareholder shall, except with the prior written consent of the other Holdco Shareholders:

(a)	pledge, mortgage, charge or otherwise encumber any Holdco Share or any interest in any Holdco Share;

(b)	grant an option over any Holdco Share or any interest in any Holdco Share; or

(c)	enter into any agreement in respect of the votes attached to any Holdco Share.

10.2	Stand-down period: Subject to clauses 10.12 to 10.15, no Holdco Shareholder shall transfer or dispose of any Holdco Share or any interest in any Holdco Share for a period of three years after the Issue Date, other than with the prior written consent of the other Holdco Shareholders.

10.3	Pre-emptive rights: Subject to clauses 10.12 to 10.15, following the expiry of the three year period referred to in clause 10.2, Holdco Shares may only be transferred in accordance with clauses 10.4 to 10.11.

10.4	Sale notice: In order for any Holdco Shareholder (Seller) to sell, transfer or otherwise dispose of the legal or beneficial ownership of, or the control of, any of its Holdco Shares, that Holdco Shareholder shall first give notice (Sale Notice) to Holdco and the other Holdco Shareholders specifying:

(a)	the total number of Holdco Shares it wishes to sell, and the corresponding proportion of its Debt Commitment (if any) that it is required to transfer with the relevant Holdco Shares pursuant to clause 11.3 (Sale Interest);

(b)	the price which the Seller wishes to receive for the Sale Interest

(c)	each other Holdco Shareholder’s pro rata entitlement to that Sale Interest which must be offered pursuant to this clause 10; and

(d)	any other terms and conditions of the proposed sale of the Sale Interest (which shall be described sufficiently precisely to enable an acceptance of the offer in the Sale Notice to constitute a binding contract).

10.5	Acceptance of Sale Notice: Each Holdco Shareholder other than the Seller may, not later than the date (Acceptance Date) 20 Business Days after giving of the Sale Notice, give irrevocable notice to the Seller that that Holdco Shareholder wishes to acquire its pro rata entitlement and an indication that it will purchase a larger portion of the Sale Interest if other Holdco Shareholders do not purchase their pro rata entitlement to the Sale Interest on the terms specified in the Sale Notice. For the avoidance of doubt, an acceptance given pursuant to this clause must relate to the entire pro rata entitlement of the accepting Holdco Shareholder to be effective.

10.6	Terms of sale: A Holdco Shareholder which gives notice to the Seller in accordance with clause 10.5 (Buyer) that it wishes to acquire its pro rata entitlement to the Sale Interest (Entitlement) shall be entitled and bound (subject to this clause 10.6 and clause 10.7) to acquire that Entitlement. If one of more Holdco Shareholders gives notice to the Seller that it does not wish to acquire its Entitlement (such Holdco Shareholders being Non Responsive Parties), or does not give any notice within the 20 Business Day period referred to in clause 10.5, the aggregate Entitlements of the Non Responsive Parties shall be offered to those Holdco Shareholders who accepted their Entitlement and who provided an indication that they would purchase a larger portion of the Sale Interest if other Holdco Shareholders declined to take up their Entitlement, pro rata to the number of Holdco Shares they currently hold, so as to exhaust these pre-emptive rights. If Buyers have given acceptances in relation to the entire Sale Interest by the date 20 Business Days after the Acceptance Date (Final Acceptance Date), the purchase of the Sale Interest shall be effected at the price, and on the terms and conditions, specified in the Sale Notice, and, subject to anything to the contrary in the Sale Notice, on the following terms:

(a)	The sale of the Sale Interest, whether to one or more Buyer(s), shall be conditional on the Seller or Buyer(s) obtaining any consents required pursuant to clause 10.7. By way of example (without limitation) if there are two Buyers in respect of a Sale Interest, and one of those Buyers does not obtain a consent in accordance clause 10.7, then the Seller shall no longer be obliged to sell to the remaining Buyer and the Affected Portion of the Sale Interest (as defined in clause 10.7) shall be re-offered in accordance with clause 10.4.

(b)	The purchase of the Sale Interest shall be settled on the date 10 Business Days after the Acceptance Date, or (if later), the Final Acceptance Date) if clause 10.7 applies, 10 Business Days after the last of the consents referred to in clause 10.7 is obtained.

(c)	If there is more than one Buyer, the purchase of the Sale Interest by all Buyers shall be settled simultaneously.

(d)	The Seller shall transfer to the Buyer good title to the Sale Interest free of any charge or encumbrance.

(e)	On settlement of the purchase of the Sale Interest the Buyer shall pay the purchase price to the Seller in cleared funds, and the Seller shall deliver to the Buyer a transfer of the Sale Interest, including an assignment of the relevant proportion of its Debt Commitment (if any), in a form reasonably acceptable to the Buyer and the Seller.

(f)	The Holdco Shareholders shall take all necessary steps to procure the Holdco Board to cause the Buyer to be registered as holder of those Holdco Shares.

(g)

The Seller will, upon settlement of the purchase of the Sale Interest, procure the removal of any Holdco director appointed by it (provided that if it is entitled to appoint more than one director, and is selling some but not all of its Holdco

Shares, it shall be entitled to retain representation on the Holdco Board, to the extent permitted by schedule three).

10.7	Consents: The Buyer(s) and the Seller shall use their reasonable endeavours, with all due speed and diligence, to obtain all necessary consents to the sale and purchase of any portion of the Sale Interest (Affected Portion) for which any such consent is required, including any consent required from any governmental or regulatory agency or authority. If any necessary consent is:

(a)	not granted within 60 Business Days from the Acceptance Date (or, if applicable, the Final Acceptance Date); or

(b)	granted on terms and conditions that are not reasonably acceptable to the party affected thereby,

the Seller or any Buyer may, by notice to all Holdco Shareholders, terminate the obligation to buy and sell the Affected Portion created by clause 10.6, and the Affected Portion shall be re-offered in accordance with 10.4.

10.8	Sale to third parties: If the pre-emptive procedure set out in clauses 10.4 to 10.7 has been exhausted in relation to the Sale Interest and acceptances have not been received for the entire Sale Interest, the Seller may, (subject to clauses 10.9, 10.10 and 11.2) within 100 Business Days of the Acceptance Date (or, if applicable, the Final Acceptance Date), transfer the Sale Interest to any other person for a price not less than that, and on terms and conditions no more favourable than those, specified in the Sale Notice. For the purpose of this clause:

(a)	the terms and conditions on which the Sale Interest is sold to a third party shall not be construed as being more favourable than those in the Sale Notice solely because those terms and conditions contain arms’ length warranties; and

(b)	each Holdco Shareholder shall provide such assistance as may reasonably be required by the Seller for the purposes of enabling the Seller to solicit offers for the Sale Interest including:

(i)	allowing prospective purchasers and their advisers to carry out reasonable due diligence enquiries;

(ii)	allowing the Seller to complete any offering or sale document (including any information memorandum); and

(iii)	enabling completion of any such sale to take place.

10.9	Approval of purchaser by RCL: For so long as RCL (or any related company of RCL or Rayonier) remains a Holdco Shareholder, no other Holdco Shareholder shall transfer shares in Holdco to any person (other than another Holdco Shareholder) unless that Holdco Shareholder has obtained the approval of RCL (or the relevant related company of RCL or Rayonier holding Holdco Shares). The approval of RCL to the proposed transfer shall only be withheld if RCL (or the relevant related company of RCL or Rayonier holding Holdco Shares) concludes, acting reasonably and in good faith, that the proposed transferee’s business (or the business of any related company of the proposed transferee) is the operation and/or management of forestry interests in competition with Rayonier. RCL shall respond to a request from the Seller for approval pursuant to this clause within 10 Business Days after receipt of that request. If RCL fails to respond within that time, it shall be deemed to have approved the proposed purchaser. RCL’s response shall be in writing, and, if consent is withheld, shall include an explanation of, and reasons for, that decision.

10.10	Clause to apply again: If:

(a)	the obligation to buy and sell any Affected Portion is terminated pursuant to clause 10.7; or

(b)	the Seller proposes to sell, transfer, or otherwise dispose of the Sale Interest outside the period referred to in clause 10.8, or at a price, or on terms and conditions more favourable than, specified in the Sale Notice; or

(c)	the Seller does not obtain the approval referred to in clause 10.9,

clauses 10.3 to 10.9 and this clause 10.10 shall again apply, with any necessary modifications.

10.11	Change of control: If RCL and RNZ cease to be directly or indirect wholly owned subsidiaries of the same entity, then RCL shall immediately be deemed to have given a Sale Notice offering to transfer all of its Holdco Shares at Fair Value, and clauses 10.3 to 10.8 shall, with the necessary modifications, apply.

10.12	Transfer to related companies: Nothing in clauses 10.2 and 10.3 shall prevent any Holdco Shareholder (Transferring Shareholder) transferring all or some of its Holdco Shares to any entity that is wholly owned (direct or indirectly) by the same parent company as the relevant Holdco Shareholder (Sister Company) provided:

(a)	where the transferor is a Holdco Shareholder other than RCL (or any related company of RCL), it must seek approval to such transfer in accordance with clause 10.9; and

(b)	where the transferee ceases to be a Sister Company of the Transferring Shareholder, the transferee shall, and the Transferring Shareholder shall procure that, the transferee forthwith transfers back to the Transferring Shareholder (or another Sister Company of the Transferring Shareholder) all Holdco Shares that it holds.

10.13	Change of corporate trustee: Where a Holdco Shareholder is a corporate trustee or custodian of a pension fund, nothing in clauses 10.2 or clause 10.3 shall prevent the Holdco Shares held by that Holdco Shareholder being transferred to a replacement corporate trustee or custodian of that pension fund. For the avoidance of doubt, consent pursuant to clause 10.9 is not required for any transfer pursuant to this clause.

10.14	Underwriting: Nothing in clause 10.2 or 10.3 shall prevent Ausco or RCL transferring Holdco Shares, or any interest in Holdco Shares, to any third party in accordance with schedule 6, provided that if the transferring Holdco Shareholder is not RCL, it must seek approval of the third party purchaser pursuant to clause 10.9.

10.15	Transfer to clients of RREEF: Except as expressly provided in this clause 10.15, nothing in clauses 10.2 and 10.3 shall prevent Ausco transferring Holdco Shares to a third party, provided that:

(a)	the third party is a RREEF Client; and

(b)	the third party purchaser is approved by RCL pursuant to clause 10.9,

provided that if a proposed transfer of Ausco Shares or Holdco Shares would, if that transfer was completed, result in the aggregate Relevant Proportion of RREEF Clients falling below 30% then that transfer shall not be effected without first complying with clause 10.3.

10.16	Tag along right: If:

(a)	a Holdco Class A Shareholder gives a Sale Notice in respect of a number of Holdco Class A Shares that exceeds 67% of the total Holdco Class A Shares on issue; or

(b)	a Holdco Class B Shareholder gives a Sale Notice in respect of a number of Holdco Class B Shares that exceeds 50% of the total Holdco Class B Shares on issue,

then any other Holdco Shareholder (Tag Along Party), may, within 10 Business Days of the Sale Notice being given, give irrevocable written notice (Tag Along Notice) to the Seller that it wishes the Seller to procure (if the Sale Interest is not purchased by the other Holdco Shareholders) that any third party purchaser of the Sale Interest also purchases the Holdco Shares (and any corresponding Debt Commitment) held by that Tag Along Party. If a Seller receives a Tag Along Notice, the Seller shall not sell the relevant Sale Interest to a third party unless the Seller procures that third party to purchase the relevant Holdco Shares (and any corresponding Debt Commitment) owned by the Tag Along Party, at a price and on terms no less favourable than those contained in the Sale Notice. If a Tag Along Notice is given, reference in this agreement to Seller and Sale Interest shall be deemed to be amended accordingly.

10.17	Fair Value: If it is necessary for any purpose of this agreement to determine the fair market value of the Holdco Shares held by a Holdco Shareholder (Sale Shares), the following provisions shall apply:

(a)	All Holdco Shareholders shall, for a period of 10 Business Days after one Holdco Shareholder gives notice to the Holdco Shareholders requiring them to do so, endeavour to agree on the fair market value of the Sale Shares.

(b)	If the Holdco Shareholders do not agree on the fair market value of the Sale Shares within the period of 10 Business Days referred to in clause 10.17(a), the fair market value shall be determined by an independent valuer agreed upon by the Holdco Shareholders, or failing agreement on the valuer within 5 Business Days after the end of that period, appointed on the application of any Holdco Shareholders by the president for the time being of the Institute of Chartered Accountants of New Zealand or his or her nominee.

(c)	The person appointed as valuer under clause 10.17(b) shall:

(i)	act as an expert and not as arbitrator;

(ii)	determine the fair market value of the Sale Shares as soon as possible, which valuation shall be conclusive.

(d)	In determining the fair market value of the Sale Shares, the valuer shall determine the fair market value of all of the Holdco Shares, and shall then determine the fair market value of the Sale Shares in question as the appropriate percentage of the value of all Holdco Shares, so that no regard shall be had to the control of Holdco, or to any premium for control or discount for lack of control.

(e)	The Holdco Shareholders shall promptly and openly make available to the valuer all information in their possession or under their control relating to Holdco to enable the valuer to proceed with the valuation on an informed basis as to the financial position, affairs, performance, and prospects of Holdco. In these circumstances, RNZ shall provide the valuer with all relevant information in this respect that it holds pursuant to the Management Agreement.

(f)	The fees and expenses of the valuer shall be paid by the Holdco Shareholders pro rata in proportion to their holdings of Holdco Shares, or in such other manner as the valuer may determine.

(g)	The valuer may require the parties to adhere to such adjustments to the time frames set out in clause 10 as may be appropriate to reflect the time taken to determine Fair Value.

11.	FURTHER PROVISIONS REGARDING DEALING IN SHARES

11.1	Dealing in shares of Ausco: For the avoidance of doubt, subject to clauses 10.15, 11.2, 11.3 and 11.4 below and any restrictions set out in the Ausco Constitution and/or the Corporations Act, there are no restrictions on dealing with Ausco Shares.

11.2	Accession Deed: If:

(a)	an Ausco Shareholder transfers the legal or beneficial ownership of any Ausco Shares to any party (other than to a party who has already signed this agreement or an Accession Deed); or

(b)	a Holdco Shareholder transfers the legal or beneficial ownership of any Holdco Shares to any party (other than to a party who has already signed this agreement or an Accession Deed),

that Holdco Shareholder or Ausco Shareholder, as the case may be, shall procure that the relevant transferee validly executes an Accession Deed, and delivers a copy of that Accession Deed to each party to this agreement.

11.3	Stapling of interest under Investor Loan Facility: Subject to any variation of the terms below in the Investor Loan Facility:

(a)	no Ausco Shareholder shall transfer all or any of its Ausco Shares without transferring a corresponding proportion of its Debt Commitment, in accordance with clause 10.6 of the Investor Loan Facility; and

(b)	no Holdco Shareholder shall transfer all or any of its Holdco Shares without transferring a corresponding proportion of its Debt Commitment, in accordance with clause 10.6 of the Investor Loan Facility.

11.4	Approval of transferee of Ausco Shares: For so long as RCL (or any related party of RCL or Rayonier) remains a Holdco Shareholder, no Ausco Shareholder shall transfer any of its Ausco Shares to any person (other than another Ausco Shareholder) unless that Ausco Shareholder has obtained the approval of RCL (or the relevant related party of RCL or Rayonier holding Holdco Shares). The approval of RCL to the proposed transfer shall only be withheld if RCL (or the relevant related party of RCL or Rayonier holding Holdco Shares) concludes, acting reasonably and in good faith, that the proposed transferee’s business (or the business of any related company of the proposed transferee) is the operation and/or management of forestry interests in competition with Rayonier. RCL shall respond to a request from an Ausco Shareholder for approval pursuant to this clause within 10 Business Days after receipt of that request. If RCL fails to respond within that time, it shall be deemed to have approved the proposed purchaser. RCL’s response shall be in writing, and, if consent is withheld, shall include an explanation of, and reasons for, that decision.

11.5	Registration of transfers:

(a)	The Ausco Shareholders shall procure that the Ausco Board does not register a transfer of Ausco Shares unless such transfer has been carried out in accordance with clause 11.2, 11.3 and 11.4, the requirements of the Corporations Act and the Ausco Constitution.

(b)	The Holdco Shareholders shall procure that the Holdco Board does not register a transfer of Holdco Shares unless such transfer has been carried out in accordance with clauses 10.2 to 10.16, clause 11.2 and clause 11.3, the requirements of the Companies Act and the Holdco Constitution.

11.6	Investment Agreements: For the avoidance of doubt, nothing in this agreement shall be construed to preclude an Ausco Shareholder or Holdco Shareholder entering into an Investment Agreement with RREEF, or an investment management agreement with any other investment manager.

11.7	Liability of transferring shareholders: Except to the extent required by law, each Holdco Shareholder or Ausco Shareholder which transfers its entire holding of Holdco Shares or Ausco Shares (as the case may be) to another party, in accordance with the terms of this agreement, shall be deemed released by all other parties hereto from all liability under this agreement from the date of that transfer, except in relation to any prior breach of this agreement by the transferor.

11.8	Underwriting arrangements: Each of the parties agrees to be bound by the underwriting arrangements set out in schedule six. The Ausco Shareholders and Holdco Shareholders agree to procure Ausco or Holdco, as the case may be, to co-operate with the Sales Co-ordinator (as defined in schedule six) to release all information necessary to facilitate the underwriting selldown process set out in schedule six.

11.9	Consent to buyback of Ausco Shares: The Ausco Shareholders acknowledge that:

(a)	Additional RREEF Clients may wish to invest in Holdco.

(b)	While it is proposed that RREEF will facilitate the investment of RREEF Clients in Holdco by procuring that DBAG sells down some or all of its Ausco Shares, the individual needs of some RREEF Clients may require direct investment in Holdco, rather than investment through Ausco. If a RREEF Client requires that its investment in Holdco is direct, Ausco will wish to procure the selective buyback by Ausco of such number of DBAG’s Ausco Shares as will be required to preserve the current percentage proportion of the other Ausco Shareholders indirect interest in Holdco.

Accordingly, each of the Ausco Shareholders unconditionally agrees to grant its consent, pursuant to section 257D of the Corporations Act, and this agreement, to any selective buyback by Ausco of the Ausco Shares held by DBAG and CAM pursuant to schedule six and this clause 11.9.

11.10	Consent to buyback of Holdco Shares: The Holdco Shareholders and the Ausco Shareholders acknowledge that:

(a)	When RCL sells down shares in Holdco pursuant to schedule six, new participants may wish to invest in Holdco by purchasing shares in Ausco rather than directly in Holdco.

(b)

If a new participant who is taking an interest in Holdco pursuant to a sell down by RCL pursuant to schedule six seeks to invest via Ausco, the parties will effect such sell down arrangement either by way of RCL transferring shares in Holdco to Ausco, or by Holdco buying back shares held by RCL and issuing further shares to Ausco to reflect the new proportions of RCL and the Ausco Shareholders’ interests in Holdco.

Accordingly, each of the Ausco Shareholders and each of the Holdco Shareholders unconditionally agrees to grant its consent under the Corporations Act or Companies Act (as the case may be) and under this agreement, to any selective buyback and/or issue of shares required to effect the sell down of shares by RCL pursuant to schedule six and this clause 11.10.

12.	WARRANTIES

12.1	Warranties of each party: Each party to this agreement warrants to each other party as follows:

(a)	It is not aware of any circumstance which might reasonably be expected materially and adversely to affect its entry into this agreement.

(b)	It has the legal right and power to enter into this agreement and to consummate the transactions contemplated under this agreement on and subject to the terms and conditions of this agreement.

(c)	The execution, delivery and performance of this agreement by it has been duly and validly authorised and this agreement is a valid and binding agreement of it enforceable in accordance with its terms.

(d)	This agreement will not conflict with, or result in a breach of, the terms, conditions or provisions of its constitutional documents or any instrument or agreement to which it is a party or by which it may be bound, or which constitutes (with or without the passage of time, the giving of notice, or both) a default under any such instrument or agreement, or results in the acceleration of any indebtedness or the imposition of any penalty or charge.

(e)	No further authorisation, consent or approval of any person is required as a condition to the validity of this agreement or to give effect to the transactions contemplated under this agreement.

12.2	Related party warranty: Each of the Ausco Shareholders and RCL warrants and represents to Treeco that (except as notified in writing to CHH pursuant to the CHH SPA), to the best of its knowledge, having made due inquiry, it is not, and will not at the date of Principal Completion be:

(a)	a “Related Party” of CHH, as defined under clause 9.2.3 of the Listing Rules of New Zealand Exchange Limited; or

(b)	(in relation to CHH) an entity identified in clauses 10.1.1 to 10.1.5 of the Listing Rules of Australian Stock Exchange Limited.

13.	COMPLIANCE WITH THIS AGREEMENT AND THE CONSTITUTION

13.1	Ausco Shareholders: Each Ausco Shareholder undertakes to the other Ausco Shareholders that it shall:

(a)

take all practicable steps including, without limitation, the exercise of votes it directly or indirectly controls at meetings of the Ausco Board and Ausco Shareholder meetings of Ausco to ensure that the terms of this agreement are complied with and to procure that the Ausco Board and Ausco complies with its obligations and that it shall do all such other acts and things as may be necessary or desirable to implement this agreement;

(b)	comply fully and promptly with the provisions of the Ausco Constitution so that each and every provision of the Ausco Constitution (subject to clause 18.1) shall be enforceable by the Ausco Shareholders as between themselves in whatever capacity.

13.2	Holdco Shareholders: Each Holdco Shareholder undertakes to the other Holdco Shareholders that it shall:

(a)	take all practicable steps including, without limitation, the exercise of votes it directly or indirectly controls at meetings of the Holdco Board and Holdco Shareholder meetings of Holdco to ensure that the terms of this agreement are complied with and to procure that the Holdco Board and Holdco complies with its obligations and that it shall do all such other acts and things as may be necessary or desirable to implement this agreement;

(b)	comply fully and promptly with the provisions of the Holdco Constitution so that each and every provision of the Holdco Constitution (subject to clause 18.1) shall be enforceable by the Holdco Shareholders as between themselves in whatever capacity.

14.	DEFAULT IN RELATION TO HOLDCO

14.1	Procedure on Event of Default: If an Event of Default occurs in relation to a Holdco Shareholder (Defaulting Holdco Shareholder), the non defaulting Shareholders (Non-Defaulting Holdco Shareholders) may (if the Non-Defaulting Holdco Shareholders agree unanimously) require that:

(a)	If:

(i)	the breach or failure is capable of remedy, until the breach or failure is remedied; or

(ii)	the breach or failure is not capable or remedy, pending completion of the action contemplated by clauses 14.1(b) or 14.1(c),

the voting rights of the Defaulting Holdco Shareholder are deemed suspended;

(b)	the Defaulting Holdco Shareholder shall be deemed to have given a Sale Notice in accordance with clause 10.3 in relation to all of its Holdco Shares, at Fair Value (in which case the Holdco Board shall be authorised to give all notices and take all actions required in relation to that Sale Notice); or

(c)	Holdco is liquidated.

14.2	Definition: An Event of Default occurs in respect of a Holdco Shareholder if:

(a)	that Holdco Shareholder commits any material breach of or fails to observe any of the material obligations under this agreement and does not remedy that breach or failure within 20 Business Days of receiving written notice from the Non-Defaulting Shareholders specifying the breach or failure and the consequences of failing to remedy the breach or failure;

(b)	that Holdco Shareholder ceases or threatens to cease to carry on all or substantially all of its business or operations;

(c)	an order is made, or a resolution is passed, for the dissolution of that Holdco Shareholder;

(d)	an encumbrancer takes possession or a liquidator, provisional liquidator, trustee, receiver, receiver and manager, inspector appointed under any companies or securities legislation, or similar official, is appointed in respect of that Holdco Shareholder;

(e)	any step is taken to appoint or with a view to appointing a statutory manager (including the making of any recommendation in that regard by the Securities Commission) under the Corporations (Investigation and Management) Act 1989 in respect of that Holdco Shareholder, or it is declared at risk pursuant to that Act;

(f)	a distress, attachment or other execution is levied or enforced upon or commenced against any of the material assets of that Holdco Shareholder and is not discharged or stayed within 10 Business Days;

(g)	that Holdco Shareholder is unable to pay its debts when due, or is deemed unable to pay its debts under any law, or enters into dealings with any of its creditors with a view to avoiding or in expectation of insolvency, or makes a general assignment or an arrangement or composition with or for the benefit of any of its creditors, or stops or threatens to stop payments generally; or

(h)	anything analogous, or having a substantially similar effect, to anything referred to in paragraphs (b) to (g) inclusive occurs in relation to that Holdco Shareholder under the laws of a jurisdiction other than New Zealand.

14.3	Other remedies: Clause 14.1 is without prejudice to any other right, power or remedy under this agreement, at law, or otherwise, that any Holdco Shareholder has in respect of a default by any other Holdco Shareholder.

15.	LIQUIDATION

15.1	Procedure on liquidation: If pursuant to any provision of this agreement Holdco is required to be liquidated, the Holdco Shareholders shall without delay take all necessary steps to ensure that a special resolution of shareholders of Holdco is passed appointing as liquidator of Holdco a person agreed by the Holdco Shareholders, or failing agreement, chosen on the application of any Holdco Shareholder by the president for the time being of the Institute of Chartered Accountants of New Zealand or his or her nominee.

16.	TAX ELECTIONS AND ESTABLISHMENT OF LOG TRADING COMPANY

16.1	Acknowledgement: The Holdco Shareholders acknowledge that either Holdco, Treeco or the Holdco Shareholders will establish a limited liability company for the purposes of conducting log trading associated with the Forestry Assets, such company to be called Matariki Forests Trading Limited (MFT). The Holdco Shareholders acknowledge and agree that they may be required by Rayonier to subscribe pro rata for shares in MFT at a nominal value, provided that RNZ may subscribe for shares in MFT in substitution for RCL. No MFT shareholder shall transfer all or any of its MFT shares without transferring a corresponding proportion of its Holdco Shares and Debt Commitment in accordance with clause 10. The Holdco Shareholders acknowledge that it is the intention of Holdco that MFT be governed in accordance with schedule three.

16.2	US tax election: The parties to this agreement shall use all reasonable endeavours to ensure that Holdco and Treeco elect to “check the box” for the purpose of any US tax election so that Holdco and Treeco are treated as partnerships for the purposes of US taxation.

17.	NOTICES TO CHH AND RNZ

17.1	Notices and approvals: No party to this agreement will purport to give any notice (including confirmation of satisfaction of conditionality), or exercise any approval, discretion or right of waiver, pursuant to the CHH SPA or the RNZ SPA (other than RNZ in its capacity as seller of the RNZ Assets), without the prior written approval of Rayonier and RREEF. This clause is intended to confer a benefit upon Rayonier which may be enforced by Rayonier.

18.	GENERAL

18.1	Conflicting provisions: If there is any conflict or inconsistency between the provisions of this agreement and the Ausco Constitution, the Holdco Constitution or the Treeco Constitution, as the case may be, this agreement shall prevail.

18.2	Termination: This agreement may be terminated upon the written agreement of all parties.

18.3	Payments free and clear: All amounts payable by one party to another pursuant to this agreement shall be paid free and clear of and, except to the extent required by law, without any deduction or withholding on account of any tax. If any party is required by law to make any deduction or withholding from any amount it is required to pay pursuant to this agreement, then that party shall increase the relevant payment to ensure that the recipient receives a net amount equal to the amount it would have received had no such deduction or withholding been made.

18.4	Confidentiality: Each party shall at all times keep confidential, treat as privileged, and not directly or indirectly make any disclosure or use, or allow any disclosure or use to be made, of any provision of this agreement or of any information relating to any provision, or the subject matter, of this agreement, or any information directly or indirectly obtained from another party under or in connection with this agreement, except to the extent:

(a)	required by law;

(b)	to satisfy the reporting requirements of any related company or other member of its group;

(c)	necessary to satisfy the requirements of any applicable stock exchange; or

(d)	necessary to obtain the benefit of, or to carry out obligations under, this agreement;

(e)	that the information is or becomes available in the public domain without breach by a party of its confidentiality obligations under this clause or at law; or

(f)	that disclosure is made to a proposed third party purchaser of Holdco Shares or the Forestry Assets, which has entered into an appropriate confidentiality agreement to the satisfaction of Holdco.

18.5	Liability: For the avoidance of doubt, the liability of each party to this agreement to any other party is limited (save as required by law) to the extent expressly provided for in this agreement.

18.6	Variation: Subject to clause 5.7 of schedule six, no variation of this agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties hereto, provided as follows:

(a)	The Ausco Shareholders alone may, if a 80% majority of Ausco Shareholders agree, amend the provisions of schedule two, provided that such amendment does not impose an obligation on any party save for Ausco, an Ausco Shareholder or the Ausco Board. If schedule two is amended pursuant to this clause, the amendment shall be deemed effective upon Ausco delivering the amended schedule to all parties to this agreement.

(b)	The Holdco Shareholders alone may, if the Holdco Shareholders agree unanimously, amend the provisions of schedule three, provided that such amendment does not impose an obligation on any party save for Holdco, a Holdco Shareholder or the Holdco Board. If schedule three is amended pursuant to this clause, the amendment shall be deemed effective upon Holdco delivering the amended schedule to all parties to this agreement.

18.7	Requirements of Trustee: To the extent that any Trustee has any legal requirements, either by way of statute or a deed of trust, the parties to this agreement agree to use reasonable endeavours to accommodate such legal requirements.

18.8	No waiver: The failure to exercise or delay in exercising a right or remedy under this agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

18.9	Rights and remedies cumulative: The rights and remedies contained in this agreement are cumulative and not exclusive of any rights or remedies provided by law.

18.10	Assignment: No party shall assign or transfer or purport to assign or transfer any of its rights or obligations under this agreement, except as expressly permitted herein.

18.11	Full agreement: This agreement, and the provisions of clause 7 and 8 of the Memorandum of Understanding, contain a final and complete integration of all prior expressions by the parties with respect to the subject matter of this agreement and constitute the entire agreement between the parties with respect to the subject matter of this agreement, superseding all prior oral or written understandings. For the avoidance of doubt, the LC Fee shall be a third party bid cost for the purposes of clause 7 and 8 of the Memorandum of Understanding.

18.12	Further assurances: The parties shall each execute and deliver such further and other documents and instruments and do such further and other things as may be necessary to implement and carry out the intent of this agreement.

18.13	Counterparts: This agreement may be executed in any number of counterparts each of which when executed and delivered (including by way of facsimile) shall be an original, but all the counterparts together shall constitute one and the same instrument.

18.14	Notices: Each notice, agreement and other communication (each a communication) to be given, delivered or made under this agreement is to be in writing but may be sent by personal delivery, post (by airmail if to another country) or facsimile. Each communication is to be sent to the address of the relevant party set out below or to any other address from time to time designated for that purpose by at least five working days’ prior notice to the other parties. The initial address details of the parties are set out in schedule four.

31

18.15	Service: A communication under this agreement will only be effective:

(a)	in the case of personal delivery, when delivered;

(b)	if posted locally or delivered to a document exchange, 3 Business Days in the place of receipt, after posting or delivery;

(c)	if posted or delivered overseas, 10 Business Days in the place of receipt, after posting by airmail;

(d)	if made by facsimile, upon production of a transmission report by the machine from which the facsimile was sent which indicates that the correct number of pages was sent to the facsimile number of the recipient designated for the purpose of this agreement, provided that any communication received or deemed received after 5pm or on a day which is not a Business Day in the place to which it is delivered, posted or sent shall be deemed not to have been received until the next Business Day in that place.

18.16	Governing law: This agreement shall be governed by and construed and interpreted in accordance with the laws of New Zealand and each party submits to the exclusive jurisdiction of the courts of New Zealand. Each party irrevocably waives any objection which it might at any time have to the courts of New Zealand being nominated as the forum to hear and determine any proceedings and to settle any disputes and agrees not to claim that the courts of New Zealand are not a convenient or appropriate forum.

EXECUTION:

SIGNED by SAS TRUSTEE CORPORATION
by its attorneys in the presence of:

Signature of attorney	Signature of attorney

Name of attorney	Name of attorney

Signature of witness

Name of witness

Occupation

City/town of residence

SIGNED by DEUTSCHE BANK AG (SYDNEY BRANCH) by its attorneys in the presence of:

Signature of attorney	Signature of attorney

Name of attorney	Name of attorney

Signature of witness

Name of witness

Occupation

City/town of residence

SIGNED by DEUTSCHE ASSET MANAGEMENT (AUSTRALIA) LIMITED by its attorneys in the presence of:

Signature of attorney	Signature of attorney

Name of attorney	Name of attorney

Signature of witness

Name of witness

Occupation

City/town of residence

SIGNED by RAYONIER CANTERBURY LLC by:

Signature of officer	Signature of officerdi

Name of officer	Name of officer

SIGNED by RAYONIER NEW ZEALAND LIMITED by:

Signature of director	Signature of director

Name of Director	Name of Director

SIGNED by CAMERON & COMPANY LIMITED by its attorney in the presence of:

Signature of attorney

Name of attorney

Signature of witness

Name of witness

Occupation

City/town of residence

SIGNED by MATARIKI FORESTS AUSTRALIA PTY LIMITED by:

Signature of director

Name of director

Signature of witness

Name of witness

Occupation

City/town of residence

SIGNED by MATARIKI FORESTRY GROUP by:

Signature of director	Signature of director

Name of Director	Name of Director

SIGNED by MATARIKI FORESTS by:

Signature of director	Signature of director

Name of Director	Name of Director

SCHEDULE ONE

SUBSCRIPTION DETAILS

PART A

AUSCO

Ausco Subscribers	Percentage of Ausco Subscription Shares
DBAG	41.65%
RCL	16.21%
STC	41.65%
CAM	0.49%

PART B

HOLDCO

Holdco Subscribers	Percentage of Holdco Subscription Shares
AUSCO (for Holdco Class A Shares)	60%
RCL (for Holdco Class B Shares)	40%

PART C

TREECO

Treeco Subscriber	Percentage Treeco Subscription Shares
Holdco	100%

SCHEDULE TWO

GOVERNANCE OF AUSCO

1.	INTERPRETATION

1.1	Definitions: For the purpose of this schedule:

Board means the board of directors of Ausco.

Company means Ausco.

Directors means the directors of Ausco.

Shares means ordinary shares in Ausco.

Shareholder means a shareholder of Ausco.

2.	APPLICATION OF THIS SCHEDULE:

2.1	The provisions contained in this schedule shall apply from the Subscription Date. Prior to this, the following provisions shall apply in relation to the Company:

(a)	The sole director shall be Martin Smith.

(b)	The Shareholder agrees that it shall not remove Martin Smith.

(c)	If for any reason Martin Smith ceases to be a director, RREEF shall nominate a replacement director, and the Shareholder agrees to appoint that nominated party.

(d)	No board resolution shall be passed without the consent of the Shareholder.

3.	COMPOSITION AND PROCEEDINGS OF THE BOARD

3.1	Number of directors: Each Shareholder shall be entitled to appoint one Director, provided that Shareholder’s holding in the Company does not fall below 20%. The maximum number of Directors shall be three, unless the Shareholders unanimously agree otherwise.

3.2	Removal of Directors appointed: A director may only be removed by its appointing Shareholder.

3.3	Board resolutions: Except as provided in this agreement, resolutions of the Board shall be deemed to be passed if approved by a majority of Directors voting thereon.

3.4	Quorum: A quorum of any meeting of the Board must include at least two directors.

3.5	Adjournment: If within 30 minutes after the time appointed for a meeting of the Board a quorum is not present the meeting is adjourned for 14 days to the same time and place unless otherwise agreed by all Directors. At least seven days notice of the adjourned meeting must be given, and the notice must include a statement that it is given pursuant to this clause. If at the adjourned meeting a quorum is not present within 30 minutes after the time appointed for the meeting the Director or Directors present are a quorum.

3.6	Directors’ voting rights: At a meeting of the Board, the Directors shall be entitled to exercise a percentage of the votes which may be cast at that meeting equal to the percentage of the Shares in the Company held by that Director’s appointing Shareholder.

3.7	Interested Directors: Except as provided in this agreement, a Director who has a material personal interest in a transaction entered into or to be entered into by the Company may not vote on any matter related to the transaction, but shall be included in the quorum of Directors considering the transaction.

3.8	Regularity of Board Meetings: Meetings of the Directors shall be held at regular intervals as shall be determined by the Board at such place or places as the Board may from time to time determine.

3.9	Telephone meetings: Meetings of the Board may be held with one or more Directors participating by telephone.

3.10	Chairman: The Board shall appoint a chairman. A new chairman shall be elected on an annual basis. The chairman shall not have a casting vote.

3.11	Responsibility for management: The Board shall be responsible for the overall guidance and direction of the Company. Subject to complying with their duties as directors, when exercising powers or performing duties, each Director may have regard to the interests of his/her appointing Shareholder.

3.12	Board responsible for all matters: Save to the extent that Shareholder approval is required by law, all decisions relating to the Company shall be made by the Board, by a simple majority.

3.13	Exercise of votes at Holdco level: In voting the Company’s Holdco Shares in relation to a matter, the Board shall ensure that vote reflects proportionately the votes of the Directors on that matter. By way of example (without limitation), if two Directors (appointed by Shareholders holding together 70% of the Shares in the Company) vote in favour of the matter at Board level, and the other Director (appointed by the Shareholder holding the remaining 30% of the Shares in the Company) votes against, the Board shall ensure that 70% of the Company’s Holdco Shares are voted in favour of the matter, and 30% are voted against.

3.14	Indemnity on removal of Director: Any Shareholder removing a director shall be responsible for and agrees with the Company and the other Shareholders to indemnify the other Shareholders and the Company against all losses, liabilities and costs which the other Shareholders or the Company may incur arising out of, or in connection with, any claim by the director for wrongful or unfair dismissal or redundancy or other compensation arising out of the director’s removal or loss of office.

4.	DISTRIBUTIONS

4.1	Profits to be distributed: Subject to the requirements of the Corporations Act, the full amount of the Company’s profits available for distribution shall be distributed on a quarterly basis or as and when the Board determines fit.

5.	ENFORCEMENT OF COMPANY’S RIGHTS

5.1	Actions against Shareholders: Any right of action which the Company may have in respect of breach or alleged breach of any agreement between the Company and a Shareholder or related company of a Shareholder shall be prosecuted by the Directors of the Company appointed by the Shareholder(s) which are not, or whose related company is not, responsible for the breach. Those Directors shall have full authority on behalf of the Company to negotiate, litigate and settle any claim arising out of the breach or exercise any right of termination arising out of the breach and the Shareholders shall take all steps within their power to give effect to the provisions of this clause.

6.	RECORDS AND FINANCIAL INFORMATION

6.1	Financial year: Each financial year of the Company shall end on 31 December unless otherwise determined by the Board.

6.2	Books and records: The Board shall procure the Company to maintain accurate and complete books, records, accounts, statements and documents of the operation business and financial affairs of the Company, all of which shall be available to the Board for the purpose of inspection and making copies and taking extracts.

6.3	Financial statements: The Shareholders shall procure that the Board arranges for the preparation of audited annual financial statements. These financial statements, accompanied by the report of the Auditors thereon, shall be prepared and delivered to each of the Shareholders as soon as is practicable after the end of each financial year of the Company, and in any case, within the time frame required by the Corporations Act.

6.4	Additional financial information: The Company will prepare and deliver to each of the Shareholders such further or other reports and statements concerning the operation, business and financial affairs of the Company as is required by the Corporations Act, or as the Board may from time to time consider necessary or advisable.

SCHEDULE THREE

GOVERNANCE OF HOLDCO AND ITS SUBSIDIARIES

1.	INTERPRETATION

1.1	Definitions: For the purpose of this schedule:

Board means the board of directors of Holdco, Treeco, or any other subsidiary of Holdco, as the case may be.

Company means Holdco or, Treeco, or any other subsidiary of Holdco, as the case may be.

Directors means the directors of Holdco, Treeco, or any other subsidiary of Holdco, as the case may be.

Shares means ordinary shares (of whatever Class) in Holdco, Treeco, or any other subsidiary of Holdco, as the case may be.

Shareholder means a shareholder of Holdco, Treeco or any other subsidiary of Holdco, as the case may be.

2.	COMPOSITION AND PROCEEDINGS OF THE BOARD

2.1	Number of directors: The number of directors of the Company shall be five. The directors shall be appointed as follows:

(a)	a majority of the Holdco Class A Shareholders shall be entitled to appoint three directors (Holdco Class A Directors); and

(b)	a majority of the Holdco Class B Shareholders shall be entitled to appoint two directors (Holdco Class B Directors).

2.2	Directors appointed: The Holdco Shareholders, Holdco and Treeco acknowledge that, the initial directors of the Company (being Holdco Class B Directors) are Timothy Brannon and Paul Nicholls. The Holdco Class A Shareholders shall appoint the initial Holdco Class A Directors on the Subscription Date.

2.3	Board resolutions: Except as provided in this agreement, resolutions of the Board shall be deemed to be passed if approved by a majority of the votes of Directors voting thereon.

2.4	Quorum: A quorum of any meeting of the Board must include at least one Holdco Class A Director and one Holdco Class B Director.

2.5	Adjournment: If within 30 minutes after the time appointed for a meeting of the Board a quorum is not present the meeting is adjourned for 14 days to the same time and place unless otherwise agreed by all Directors. At least seven days notice of the adjourned meeting must be given, and the notice must include a statement that it is given pursuant to this clause. If at the adjourned meeting a quorum is not present within 30 minutes after the time appointed for the meeting the Director or Directors present are a quorum.

2.6	Directors’ voting rights: At a meeting of the Board, the Directors appointed by each Class, shall be entitled to exercise a percentage of the votes which may be cast at that meeting equal to the percentage of the Shares held by the holders of the Shares in that Class.

2.7	Interested Directors: Except as provided in this agreement, a Director who is Interested (as defined in the Companies Act) in a transaction entered into or to be entered into by the Company may vote on any matter related to the transaction, and shall be included in the quorum of Directors considering the transaction.

2.8	Regularity of Board Meetings: Meetings of the Directors shall be held at regular intervals as shall be determined by the Board but not less frequently than at two monthly intervals at such place or places as the Board may from time to time determine, provided that for the first twelve months following the issue date Board meetings shall be held on a monthly basis.

2.9	Telephone meetings: Meetings of the Board may be held with one or more Directors participating by telephone.

2.10	Chairman: The chairman of the Board shall alternate annually between the Holdco Class A Directors and the Holdco Class B Directors. The chairman shall not have a casting vote.

2.11	Responsibility for management: The Board shall be responsible for the overall guidance and direction of the Company. When exercising powers or performing duties, each Director may act in what the director believes is in the best interests of his/her appointing Shareholder, even though it may not be in the best interests of the Company.

2.12	Indemnity on removal of Director: Any Holdco Shareholder removing a director shall be responsible for and agrees with the Company and the other Holdco Shareholders to indemnify the other Shareholders and the Company against all losses, liabilities and costs which the other Shareholders or the Company may incur arising out of, or in connection with, any claim by the director for wrongful or unfair dismissal or redundancy or other compensation arising out of the director’s removal or loss of office.

2.13	Matters requiring supermajority consent: Subject to clauses 2.14, 2.15 and 2.16 of this schedule three) any decision relating to any of the following matters of the Company shall require the consent of a supermajority of the Board, being 80% of the votes to be cast by the Board:

(a)	the issue by the Company of any debenture or loan stock (whether secured or unsecured) or the creation of any mortgage, security interest, charge, lien, encumbrance or other third party right over any of the Company’s assets or the giving by the Company of any guarantee or indemnity to or becoming surety for any third party;

(b)	any change in the capital structure of the Company, division, subdivision or consolidation of Shares or the creation of any options to subscribe for or acquire Shares; or;

(c)	any change to the distribution policy set out in the agreement or any other distribution of the Company’s assets;

(d)	approval or amendment of annual operating plans or budgets or any activity outside the scope of the annual budget of the Company;

(e)	any change in the nature of the Company’s business;

(f)	the making of any loan by the Company or the creation, renewal or extension of any borrowings by the Company (other than normal trade credit);

(g)	the acquisition or construction or lease of items of tangible or intangible property;

(h)	any transaction by the Company with any Shareholder or any related Company of a Shareholder;

(i)	any obligation of the Company which could involve the payment by it, in cash or otherwise, of amounts in excess of amounts approved under the management agreement;

(j)	the assignment, sale or other disposal in any 12 month period of any asset or related group of assets (other than stumpage and logs) of the Company having a net book value in aggregate of NZD$1,000,000 or more;

(k)	any change in the accounting policies or the Company’s auditors, bankers, accounting reference date or bank mandates;

(l)	the granting or entering into any licence, agreement or arrangement concerning any part of the name of the Company or any of its intellectual property rights;

(m)	the making, granting or allowing of any claim, disclaimer, surrender, election or consent for taxation purposes;

(n)	appointing any committee of the board or delegating any of the powers of the board to any committee; or

(o)	termination of the Management Agreement, other than for:

(i)	material breach in accordance with its terms;

(ii)	failure by RNZ to obtain approval for an assignment of the Management Agreement by RNZ; or

(iii)	pursuant to the Holdco’s automatic termination rights contained in clause 14.2 of the Management Agreement).

2.14	Management Agreement: Any decision relating to termination of the Management Agreement for:

(a)	material breach in accordance with its terms;

(b)	failure by RNZ to obtain approval for an assignment of the Management Agreement by RNZ or

(c)	pursuant to Holdco’s automatic termination rights contained in clause 14.2 of the Management Agreement,

including any decision to bring proceedings in respect of that material breach or failure, or decision as to the conduct of such proceedings, shall require the consent of all Holdco Class A Directors. For the avoidance of doubt, the Holdco Class B Directors shall not be entitled to vote on any such decision.

2.15	Proceedings if Company is in financial distress: If an “Event of Default” (as defined in the Senior Facility Agreement) or “Event of Review” (as defined only in paragraphs (a) and (b) of the definition in clause 19.3 of the Senior Facility Agreement), occurs, the Board shall be entitled to resolve, by a simple majority, to raise equity (on a pro-rata basis) amongst shareholders and classes of shares already on issue, or to incur further debt on behalf of the Company, provided that the Board does not seek to issue, pursuant to this clause, an amount of equity that would, if RCL did not take up its entitlement to such equity, dilute RCL’s Relevant Proportion to below 30%.

2.16	Shareholder approval: The following matters (which for the avoidance of doubt exclude any issue of securities) must be approved by 75% of Shareholders following approval by a simple majority of the Board:

(a)	The acquisition of, or an agreement to acquire, whether contingent or not, assets the value of which is more than 20% of the value of the Company’s assets before the acquisition; or

(b)	The disposition of, or an agreement to dispose of, whether contingent or not, assets the value of which is more than 20% of the value of the Company’s assets before the disposition; or

(c)	A transaction that has or is likely to have the effect of the Company acquiring rights or interests or incurring obligations or liabilities, including contingent liabilities, the value of which is more than 20% of the value of the Company’s assets before the transaction; or

(d)	any alteration to, or revocation of, the constitution; or

(e)	any arrangement for any joint venture or partnership; or

(f)	the merger, amalgamation, liquidation or winding up of the Company; or

(g)	any acquisition by the Company of any part of the issued share capital or of the assets and undertaking of another Company.

3.	DISTRIBUTIONS

3.1	Profits to be distributed: The full amount of the Company’s profits available for distribution (within the meaning of section 2 of the Companies Act) in respect of each financial year during the term of this agreement after the provision of working capital and making such transfers to reserves and provisions as in the opinion of the Board ought reasonably to be made, shall be distributed by the Company to the Shareholders by way of distributions on a quarterly basis, or as and when the Board determines fit.

4.	ENFORCEMENT OF COMPANY’S RIGHTS

4.1	Actions against Shareholders: Any right of action which the Company may have in respect of breach or alleged breach of any agreement between the Company and a Shareholder or related company of a Shareholder (including, without limitation, the Management Agreement and the RNZ SPA) shall be prosecuted by the directors of the Company appointed by the Shareholder(s) which are not, or whose related company is not, responsible for the breach. Those directors shall have full authority on behalf of the Company to negotiate, litigate and settle any claim arising out of the breach or exercise any right of termination arising out of the breach and the Shareholders shall take all steps within their power to give effect to the provisions of this clause.

5.	RECORDS AND FINANCIAL INFORMATION

5.1	Financial year: Each financial year of the Company shall end on 31 December unless otherwise determined by the Board.

5.2	Books and records: The Board shall procure the Company to maintain accurate and complete books, records, accounts, statements and documents of the operation business and financial affairs of the Company, all of which shall be available to the Board for the purpose of inspection and making copies and taking extracts.

5.3	Financial statements: The Shareholders shall procure that the Board will prepare and deliver to each of the Shareholders financial statements in respect of the Company consisting of a balance sheet, statement of cash flows and statement of profit and loss, together with such other statements as are advisable, prepared in accordance with generally accepted accounting principles, as follows:

(a)	unaudited monthly financial statements (which shall include a detailed balance sheet, a detailed statements of profit and loss, and cashflow statements, with comparison to budget and forecast) shall be prepared and delivered to each of the Shareholders within 15 days after the end of each month; and

(b)	audited annual financial statements, accompanied by the report of the Auditors thereon, shall be prepared and delivered to each of the Shareholders within three months after the end of each financial year of the Company;

provided that all or any of the above requirements may, to the extent permitted byapplicable law, be waived by unanimous resolution of the Board.

5.4	Additional financial information: The Shareholders shall procure that the Company will prepare and deliver to each of the Shareholders such further or other reports and statements concerning the operation, business and financial affairs of the Company as the Board may from time to time consider necessary or advisable, it being the intent of the Shareholders that each of them shall be kept fully and regularly informed regarding the Company.

SCHEDULE FOUR

ADDRESS DETAILS OF THE PARTIES

SAS TRUSTEE CORPORATION

Address:	C/- RREEF Level 21, 83 Clarence Street PO Box N127 Grosvenor Place Sydney, NSW, 1220 Australia
Attention:	Martin Smith
Facsimile:	+612 9249 9795
Email:	martin.smith@db.com

DEUTSCHE BANK AG (SYDNEY BRANCH)

Address:	C/- RREEF Level 21, 83 Clarence Street PO Box N127 Grosvenor Place Sydney, NSW, 1220 Australia
Attention:	Richard Hedley
Facsimile:	+612 9249 9795
Email:	richard.hedley@db.com

DEUTSCHE ASSET MANAGEMENT (AUSTRALIA) LIMITED

Address:	C/- RREEF Level 21, 83 Clarence Street PO Box N127 Grosvenor Place Sydney, NSW, 1220 Australia
Attention:	Martin Smith
Facsimile:	+612 9249 9795
Email:	martin.smith@db.com

CAMERON & COMPANY LIMITED

Address:	Level 16 Vero Centre 48 Shortland Street
Attention:	Chris Simcock
Facsimile:	+649 912 8591
Email:	chris.simcock@cam.co.nz

RAYONIER CANTERBURY LLC

Address:	C/- RNZ Level 5 Symonds Centre 49 Symonds Street Auckland
Attention:	The General Manager
Facsimile:	+64 9 302 2318
Email:	paul.nicholls@rayonier.com

RAYONIER NEW ZEALAND LIMITED

Address:	C/- RNZ Level 5 Symonds Centre 49 Symonds Street Auckland
Attention:	The General Manager
Facsimile:	+64 9 302 2318
Email:	paul.nicholls@rayonier.com

MATARIKI FORESTS AUSTRALIA PTY LIMITED

Address:	C/- RREEF Level 21, 83 Clarence Street PO Box N127 Grosvenor Place Sydney, NSW, 1220 Australia
Attention:	Martin Smith
Facsimile:	+612 9249 9795
Email:	martin.smith@db.com

MATARIKI FORESTRY GROUP

Address:	C/- RNZ	C/- RREEF
	Level 5	Level 21, 83 Clarence Street
	Symonds Centre	PO Box N127 Grosvenor Place
	49 Symonds Street	Sydney, NSW, 1220
	Auckland	Australia
Attention:	The General Manager	Martin Smith
Facsimile:	+64 9 302 2318	+612 9249 9795
Email:	paul.nicholls@rayonier.com	martin.smith@db.com

MATARIKI FORESTS

Address:	C/- RNZ	C/- RREEF
	Level 5	Level 21, 83 Clarence Street
	Symonds Centre	PO Box N127 Grosvenor Place
	49 Symonds Street	Sydney, NSW, 1220
	Auckland	Australia
Attention:	The General Manager	Martin Smith
Facsimile:	+64 9 302 2318	+612 9249 9795
Email:	paul.nicholls@rayonier.com	martin.smith@db.com

SCHEDULE FIVE

FORM OF ACCESSION DEED

DEED dated

PARTIES	[ ]	(Transferor)
	[ ]	(Transferee)

INTRODUCTION

(A)	The Transferor is a party to the Master Shareholder Agreement in relation to [Ausco], Matariki Forestry Group and Matariki Forests dated [ ](Shareholder Agreement).

(B)	The Transferor wishes to transfer to the Transferee [ ] shares in [Ausco / Holdco] (Shares).

(C)	Under clause 11.2 of the Shareholder Agreement the Transferee is required to execute this deed.

INTERPRETATION

In this deed, unless the context otherwise requires, terms defined in the Shareholder Agreement shall have the same meaning in this deed.

OPERATIVE PROVISIONS

1.	With effect from the date of this deed:

(a)	The Transferee becomes a .party to the Shareholder Agreement as if it had been named as an [Ausco Shareholder / Holdco Shareholder] in the Shareholder Agreement and had executed it.

(b)	The Transferor transfers a corresponding proportion of its Debt Commitment, in accordance with clause 10.6 of the Investor Loan Facility.

2.	If the transfer contemplated by this deed requires approval under clauses 10.9 or 11.4 of the Shareholder Agreement, the Transferor represents and warrants to each of the Transferee, Ausco and Holdco that it has obtained the consent of RCL as required by those clauses.

3.	The Transferee assumes all of the obligations of the Transferor under the Shareholder Agreement, however without limiting clause 11.7 of the Shareholder Agreement the Transferor is not released from any liability to the remaining Holdco Shareholders and Ausco Shareholders existing as at the date of this deed and relating to the period prior to the date of transfer of the Shares (Remaining Shareholders).

4.	The parties acknowledge that the matters agreed by them in this deed are for the benefit of, and may be relied on by, the Remaining Shareholders.

5.	Each of the Transferor and the Transferee represents and warrants to each of Ausco and Holdco that the Transferor will not be in breach of clause 10 or 11 of the Shareholder Agreement following transfer of the Shares.

6.	The provisions of clauses 2 and 5 are for the benefit of, and are intended to be enforceable by, each of Ausco and Holdco under the Contracts (Privity) Act 1982.

7.	This deed shall be governed by, and construed in accordance with, the laws of New Zealand, and the parties hereby submit to the exclusive jurisdiction of the courts of New Zealand.

SIGNED AS A DEED

SIGNED by [TRANSFEROR] by:

Signature of Director	Signature of Director

Name of Director	Name of Director

SIGNED by [TRANSFEREE] by:

Signature of Director	Signature of Director

Name of Director	Name of Director

SCHEDULE SIX

UNDERWRITING ARRANGEMENTS

1.	DEFINITIONS

1.1	For the purposes of this schedule:

CAM Underwritten Obligations means:

(a)	CAM’s obligations to subscribe for Ausco Shares pursuant to clause 2.1 to 2.5 of this agreement and CAM’s Debt Commitment; and

(b)	following a Transfer of such obligations, the obligation to subscribe for Ausco Shares and CAMS’s Debt Commitment so remaining.

DBAG Additional Underwritten Obligations means:

(a)	DBAG’s Total Underwritten Obligations less DBAG’s Original Underwritten Obligations; and

(b)	following any Transfer of such obligations, the DBAG Additional Underwritten Obligations so remaining.

DBAG Original Underwritten Obligations means:

(a)	DBAG’s obligation to subscribe for Ausco Shares and advance its Debt Commitment in an aggregate amount of not more than the Australian dollar equivalent of 45,000,000 Euros; and

(b)	following any Transfer of such obligations, the DBAG Original Underwritten Obligations so remaining.

DBAG Total Underwritten Obligations means:

(a)	DBAG’s obligation to subscribe for Ausco Shares pursuant to clauses 2.1 to 2.5 of this agreement and DBAG’s Debt Commitment; and

(b)	following any Transfer of such obligations, such obligation to subscribe for Ausco Shares and DBAG’s Debt Commitment so remaining.

PSS means Public Sector Superannuation Scheme.

RCL Underwritten Obligations means:

(a)	at any time prior to a Transfer of RCL Underwritten Obligations, RCL’s obligation to subscribe for Ausco Shares pursuant to clauses 2.1 to 2.5 of this agreement and 19.55% of RCL’s Debt Commitment; and

(b)	following any Transfer of RCL Underwritten Obligations, such obligation to subscribe for Ausco Shares and RCL’s Debt Commitment so remaining. Sales Co-ordinator means DAM

Sales Co-ordination Term means the period from the date of this agreement to the date that is 9 months after the date of Principal Completion.

Specified RREEF Client means each of:

(a)	OPSEU Pension Trust;

(b)	clients of JANA Investment Advisers Pty Ltd (including, but not limited to, Retail Employees Superannuation Trust Pty Ltd and Super Investment Management Pty Ltd);

(c)	clients of Sovereign Investment Research Pty Ltd (including, but not limited to, SunSuper and SunSuper Pty Ltd);

(d)	clients of Access Economics (including, but not limited to, Motor Trades Association of Australia Superannuation Fund (MTAA Super), Westscheme and Statewide Superannuation Trust);

(e)	Australia Post Superannuation Scheme; and

(f)	Perpetual Investment Management Ltd.

Underwritten Obligations means, at any time, the CAM Underwritten Obligations, DBAG Original Underwritten Obligations, the DBAG Additional Underwritten Obligations and the RCL Underwritten Obligations at that time, or any of them as the context may require.

1.2	The parties acknowledge that the Underwritten Obligations are intended to be transferred to third parties in accordance with the terms of this schedule.

1.3	The parties acknowledge that it is mutual beneficial to them that the sales process is conducted in a co-ordinated and orderly manner.

2.	TRANSFER OF UNDERWRITTEN OBLIGATIONS

2.1	CAM, RCL and DBAG each appoint the Sales Co-ordinator, for the Sales Co-ordination Term, to arrange the transfer (Transfer) of the Underwritten Obligations as soon as reasonably practicable after the date of this agreement and otherwise in accordance with the terms set out in this schedule. The Sales Co-ordinator accepts this appointment for the Sales Co-ordination Term.

2.2	The Sales Co-ordinator shall:

(a)	use its reasonable endeavours to arrange the Transfer and shall perform its obligations under this schedule in an efficient and competent manner; and

(b)	be the sole point of contact for and on behalf of the parties to this agreement and any proposed transferee of Underwritten Obligations.

2.3	CAM and RCL each agree not to procure, solicity or arrange the transfer of its respective Underwritten Obligations during the Sales Co-ordination Term.

2.4	No CAM Underwritten Obligation or RCL Underwritten Obligation may be transferred without CAM’s or RCL’s respective prior approval (acting reasonably) to the terms of transfer.

2.5	CAM and RCL each agree to co-operate with the Sales Co-ordinator in arranging the transfer of the Underwritten Obligations and to provide all assistance reasonably required by the Sales Co-ordinator in the performance by it of its obligations under this schedule.

2.6	If all of the CAM Underwritten Obligations and the RCL Underwritten Obligations have not been Transferred by the expiry of the Sales Co-ordination Term then each of CAM, DBAG and RCL shall:

(a)	be responsible for disposing of Underwritten Obligations then held by it; and

(b)	use reasonable endeavours to procure that any proposed transferee of those Underwritten Obligations also acquires the Underwritten Obligations then held by the other parties with outstanding Underwritten Obligations, provided that the CAM Underwritten Obligation may not be transferred to a person without that person also taking a transfer of another Underwritten Obligation.

3.	TRANSFER PROCESS

3.1	CAM, RCL and the Sales Co-ordinator each agree that:

(a)	subject to clause 3.2 of this schedule, the CAM Underwritten Obligations shall be fully transferred before any DBAG Original Underwritten Obligations, DBAG Additional Underwritten Obligations or RCL Underwritten Obligations are Transferred;

(b)	subject to clause 3.1(a) of this schedule, if the Transferee of the Underwritten Obligations is PSS then:

(i)	the RCL Underwritten Obligations and DBAG Additional Underwritten Obligations shall be fully Transferred prior to any amount of the DBAG Original Underwritten Obligations being Transferred; and

(ii)	the RCL Underwritten Obligations and DBAG Additional Underwritten Obligations shall be transferred pro rata in the following proportions:

(A)	84.22% of the Underwritten Obligation Transferred to PSS shall be RCL Underwritten Obligations; and

(B)	15.78% of the Underwritten Obligation Transferred to PSS shall be DBAG Additional Underwritten Obligations;

(c)	subject to clause 3.1(a) of this schedule, if the Transferee of the Underwritten Obligations is a Specified RREEF Client then the DBAG Original Underwritten Obligations shall be fully Transferred prior to any amount of the RCL Underwritten Obligations and DBAG Additional Underwritten Obligations being Transferred;

(d)	subject to clause 3.1(a) of this schedule, if the Transferee of the Underwritten Obligations is:

(i)	any person other than PSS or a Specified RREEF Client; or

(ii)	a Specified RREEF Client and all the DBAG Original Underwritten Obligations have been fully Transferred,

then:

(iii)	the RCL Underwritten Obligations and DBAG Total Underwritten Obligations shall be Transferred pro rata in the following proportions:

(A)	28.01% of the Underwritten Obligations Transferred shall be RCL Underwritten Obligations; and

(B)	71.99% of the Underwritten Obligations Transferred shall be DBAG Total Underwritten Obligations.

3.2	The CAM Underwritten Obligations shall not be Transferred, and the Sales Co-ordinator shall not be required to arrange a Transfer of CAM Underwritten Obligations, if such Transfer would result in either of STC or DBAG holding 50% or more of the total issued Ausco Shares.

3.3	Underwritten Obligations may be transferred in whole or in part provided that that portion of part of an Underwritten Obligation transferred which comprises an obligation to subscribe for Ausco Shares must be 40%, and the portion which comprises part of a Debt Commitment must be 60%, of the part transferred.

4.	FAILURE TO TRANSFER RCL UNDERWRITTEN OBLIGATIONS

4.1	Notwithstanding any other provision of this agreement, if all of the RCL Underwritten Obligations have not been transferred by the date on which RCL is first required to pay for Ausco Shares pursuant to clause 2.1 to 2.5 of this Agreement, that portion of the RCL Underwritten Obligation then held by it which consists of the obligation to subscribe for Ausco Shares shall, without the need for any notice to be given, automatically be exchanged for an obligation to subscribe for additional new Holdco Shares pursuant to clauses 3.1 to 3.6 of this agreement.

The number of new Holdco Shares to be subscribed for by RCL in such circumstances shall be calculated in accordance with the following formula:

N	=	E
F

Where:

N is the number of additional Holdco Shares to be subscribed for by RCL

E is the aggregate amount which would have been payable by RCL for the relevant Ausco Shares

F is the issue price of each Holdco Share to be issued pursuant to clause 3.3(b) or 3.5(b) of this agreement and for which RCL has, as at the date of this agreement, agreed to subscribe.

4.2	Upon RCL assuming the obligation to subscribe for additional Holdco Shares under clause 4.1 of this schedule, its obligation to subscribe for the corresponding Ausco Shares shall automatically be extinguished.

5.	MISCELLANEOUS

5.1	Any transferee of Underwritten Obligations shall be required to execute an Accession Deed, with all necessary modifications.

5.2	If all of the Underwritten Obligations have not been transferred in accordance with this schedule prior to the date on which any share is issued pursuant to that Underwritten Obligation, the provisions of this schedule shall continue to apply, as if references in this schedule:

(a)	to an obligation to subscribe for shares was a reference to any share issued pursuant to that obligation; and

(b)	references to Debt Commitment were references to the corresponding amount advanced by CAM, DBAG and RCL pursuant to its relevant Debt Commitment under the Investor Loan Agreement.

5.3	Notwithstanding any provision of this agreement, the provisions of clauses 10.2 and 10.3 of this agreement shall not apply to any transfer of Underwritten Obligations or to any transfers of Ausco Shares or Holdco Shares, subject to the transferor first complying with clause 10.9 and 11.4, if applicable.

5.4	Upon transfer of Underwritten Obligations in accordance with this schedule the relevant transferor shall be released from the Underwritten Obligations transferred.

5.5	If for any purpose related to the implementation of the arrangements contained in this schedule it is necessary to convert New Zealand dollars into Australian dollars, that conversion shall be made a the spot rate of exchange then applying for the relevant exchange.

5.6	Notwithstanding any provision of this schedule, it is agreed that the Transfer of any Underwritten Obligation may be effected in the manner referred to in clause 11.5 of this agreement.

5.7	As soon as is practicable following any Transfer pursuant to this schedule six, the Sales Coordinator will procure an amendment to schedule one reflecting the consequential changes to the identity and shareholdings of the shareholders of Holdco and/or Ausco (as the case may be) set out therein. Upon delivery of that amended schedule to all parties, the amended schedule shall be deemed to be a variation to this agreement.